Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
GVI SECURITY SOLUTIONS, INC.
at
$0.38 Net Per Share
by
GENNX360 GVI ACQUISITION CORP.
a wholly-owned subsidiary of
GENNX360 GVI HOLDING, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, DECEMBER 3, 2009, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.
     GenNx360 GVI Acquisition Corp., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of GenNx360 GVI Holding, Inc., a Delaware corporation (“Parent”), is offering to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of GVI Security Solutions, Inc., a Delaware corporation (“GVI”) at a price of $0.38 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). All references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser or Parent, as the context requires.
     The Offer is being made pursuant to the Agreement and Plan of Merger among Parent, Purchaser and GVI, dated as of October 21, 2009 (together with any amendments or supplements thereto, the “Merger Agreement”). The Merger Agreement provides that, among other things, following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into GVI, and GVI will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”). In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by stockholders who exercise appraisal rights under Delaware law with respect to the Shares) will be cancelled and converted into the right to receive $0.38 or any greater per Share price paid in the Offer, without interest thereon and less any required withholding taxes. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Shares.
The date of this Offer to Purchase is November 3, 2009.

     The Board of Directors of GVI (the “GVI Board”), based upon, among other things, the recommendation of a special committee of independent directors of the GVI Board, has unanimously (i) approved and declared it advisable that GVI enter into the Merger Agreement, (ii) determined that the terms of the Offer, the Merger, and the other transactions contemplated by the Merger Agreement (such other transactions, the “Transactions”) are advisable and fair to, and in the best interests of, GVI and its stockholders, (iii) approved the Merger Agreement, approved the Transactions and recommended that GVI’s stockholders accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement and (iv) taken all other actions necessary to exempt the Offer, the Merger, the Merger Agreement and the Transactions from any state takeover law, including any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar statute or regulation. The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition (as described below). The Offer is not subject to any financing condition, but is subject to certain other conditions. See Section 13 — “Conditions of the Offer.”
     The “Minimum Tender Condition” requires Purchaser to have received, prior to the Expiration Date, the valid tender of Shares, which have not been validly withdrawn, representing at least a majority of Shares issued and outstanding (including restricted stock and assuming the exercise of all outstanding options and warrants having an exercise price less than the Offer Price).
     A summary of the principal terms of the Offer appears on pages one through ten of this Offer to Purchase. You should read both the Offer to Purchase and the related Letter of Transmittal in their entirety carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT
     If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either:
•	complete and sign the Letter of Transmittal (or a manually executed facsimile thereof), which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or an executed facsimile thereof) and any other required documents to Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or an executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3 “Procedures for Tendering Shares” of this Offer to Purchase, in each case, before the expiration of the Offer, or

•	request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, then you must contact that institution in order to tender your Shares to us pursuant to the Offer.
     If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or if you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or if you cannot deliver all required documents to the Depositary before the expiration of the Offer, then you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 – “Procedures for Tendering Shares” of this Offer to Purchase.
     Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

(i)

SUMMARY TERM SHEET
     The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). You are urged to read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. We have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning GVI Security Solutions, Inc., a Delaware corporation (“GVI”), contained in this Offer to Purchase has been provided to GenNx360 GVI Acquisition Corp., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of GenNx 360 GVI Holding, Inc., a Delaware corporation (“Parent”), by GVI or has been taken from, or is based upon, publicly available documents or records of GVI on file with the United States Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent, Purchaser, GenNx360 Capital Partners, L.P., a Delaware limited partnership (the “Sponsor”), GenNx360 GP, LLC, a Delaware limited liability partnership (“GenNx360 GP”), and GenNx360 Management Company, LLC, a Delaware limited liability company (“GenNx360”), have not independently verified the accuracy and completeness of such information. Parent, Purchaser, the Sponsor, GenNx360 GP and GenNx360 have no knowledge that would indicate that any statements contained in this Offer to Purchase relating to GVI provided to Parent, Purchaser, the Sponsor,GenNx360 GP and GenNx360 or taken from, or based upon, those documents and records filed with the SEC are untrue or incomplete in any material respect. All references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser or Parent, as the context requires.
     Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.
WHAT ARE THE PRINCIPAL TERMS OF THE OFFER?

SECURITIES SOUGHT	All issued and outstanding shares of common stock, par value $0.001 per share of GVI (the “Shares”).

PRICE OFFERED PER SHARE	$0.38, net to the seller in cash, without interest and less any applicable withholding taxes.

EXPIRATION DATE	12:00 Midnight, New York City time, at the end of the day on Thursday, December 3, 2009, unless the Offer is extended (such date and time, as it may be extended, the “Expiration Date”). See Section 1 “Terms of the Offer.”

PURCHASER	GenNx360 GVI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent.

WHO IS OFFERING TO BUY MY SECURITIES?
     The Offer is being made by Purchaser, a recently-formed Delaware corporation and a wholly-owned subsidiary of Parent. Purchaser and Parent were formed for the purpose of (i) entering into the Agreement and Plan of Merger among Parent, Purchaser and GVI, dated as of October 21, 2009 (together with any amendments or supplements thereto, the “Merger Agreement”), and (ii) making this Offer, and have not carried on any activities other than entering into the Merger Agreement and activities in connection with this Offer.
     Purchaser and Parent are affiliates of the Sponsor, a private equity investment fund managed by GenNx360 and of which GenNx360 GP is the general partner. See Section 9 — “Certain Information Concerning Purchaser, Parent and the Sponsor.”
WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?
     Purchaser is seeking to purchase all of the issued and outstanding Shares. See the Introduction and Section 1 — “Terms of the Offer.”
HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
     Purchaser is offering to pay $0.38 per Share net to you, in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal.
WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
     If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
WHY IS PURCHASER MAKING THIS OFFER?
     Purchaser is making this Offer to obtain control of, and acquire the entire equity in, GVI. On October 21, 2009, Purchaser and Parent entered into the Merger Agreement with GVI pursuant to which the Purchaser agreed to commence the Offer to acquire all outstanding Shares. It is anticipated that upon completion of the Offer, Purchaser will be the majority stockholder of GVI and will hold more than 50% of the Shares outstanding (including restricted stock and assuming the exercise of all outstanding options and warrants having an exercise price less than the Offer Price). If the Offer is completed, but not all of the outstanding Shares are tendered in the Offer, Purchaser currently intends to take steps, subject to applicable law and subject to the satisfaction or waiver of certain conditions, to effectuate a merger whereby Purchaser will merge with and into GVI, and GVI will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”), in order to acquire all Shares that were not tendered in the Offer. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by stockholders who exercise appraisal rights under Delaware law with respect to those Shares) will be cancelled and converted into the right to receive $0.38 (or any greater per Share price paid in the Offer), without interest thereon and less any required withholding taxes. See Section 1 — “Terms of the Offer” and Section 11 — “Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements.”
HAVE ANY STOCKHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?
     Yes. Europa International, Inc. and David Weiner (collectively, the “Principal Stockholders”), entered into stockholder tender and support agreements, dated as of October 21, 2009 (the “Support Agreements”), with Parent and the Purchaser. Under the Support Agreement, the Principal Stockholders have agreed to accept the Offer and to tender in the Offer all of the shares of GVI Common Stock owned by them on the Expiration Date. As of October 21, 2009, the Principal Stockholders owned 6,252,633 Shares (assuming the exercise of all warrants held by the Principal Stockholders having an exercise price less than the Offer Price) or approximately 22% of the outstanding Shares (including restricted stock and assuming the exercise of all warrants held by the Principal Stockholders having an exercise price less than the Offer Price).
WHAT DOES THE BOARD OF DIRECTORS OF GVI THINK OF THE OFFER?
     The Board of Directors of GVI (the “GVI Board”), based upon, among other things, the recommendation of a special committee of independent directors of the GVI Board (the “Special Committee”), has unanimously (i) approved and declared it advisable that GVI enter into the Merger Agreement, (ii) determined that the terms of the Offer, the Merger, and the other transactions contemplated by the Merger Agreement (such other transactions, the “Transactions”) are advisable and fair to, and in the best interests of, GVI and its stockholders, (iii) approved the Merger Agreement, approved the Transactions and recommended that GVI’s stockholders accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement and (iv) approved all other actions necessary to exempt the Offer, the Merger, the Merger Agreement and the Transactions from any state takeover law, including any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar statute or regulation. See also the Introduction to this Offer to Purchase and Section 10 — “Background of the Offer; Contacts with GVI.” A more complete description of the reasons for the GVI Board’s approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that is being furnished to you together with this Offer to Purchase.
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
     On October 21, 2009, the last full trading day before the public announcement of the Offer and the Merger, the reported closing sales price of the Shares on the OTC Bulletin Board (the “OTC”) was $0.31 per Share. On November 2, 2009, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on the OTC was $0.36 per Share. Purchaser encourages you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition. The “Minimum Tender Condition” requires the Purchaser to have received, prior to the expiration of the Offer, the valid tender of Shares, which have not been validly withdrawn, representing at least a majority of Shares issued and outstanding (including restricted stock and assuming the exercise of all outstanding options and warrants having an exercise price less than the Offer Price).
     The Offer also is subject to a number of other customary conditions, all of which must be satisfied on or prior to the Expiration Date. Purchaser expressly reserves the right to waive any of these conditions, but Purchaser cannot, without GVI’s consent, waive the Minimum Tender Condition or add or modify certain conditions to the Offer, including in any manner adverse to the holders of Shares. The Offer is not subject to any financing condition. See Section 13 — “Conditions of the Offer.”
IS THERE AN AGREEMENT GOVERNING THE OFFER?
     Yes. GVI, Parent and Purchaser entered into the Merger Agreement, which provides, among other things, for the terms and conditions of the Offer and the Merger. If the Merger Agreement is terminated in certain circumstances, GVI may be obligated to pay Purchaser a termination fee of $1,000,000 or to reimburse Parent and Purchaser’s expenses related to the Offer, the Merger and the Transactions, in an amount not to exceed $500,000; provided that the total payment to Purchaser will not exceed $1,000,000. See Section 11 — “Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements.”
DOES PURCHASER HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?
     Yes, Purchaser estimates that the total amount of cash required to complete the Offer and the Merger (including related fees and expenses of Purchaser and its affiliates) will be approximately $12,000,000. Purchaser and Parent have obtained a capital commitment from the Sponsor in an amount necessary to consummate the Transactions. GVI has the right under certain circumstances to cause the Sponsor to fund its capital commitment and cause the Purchaser to consummate the Transactions. Purchaser’s obligation to purchase the Shares validly tendered and not validly withdrawn in the Offer is not subject to any financing condition. See Section 11 — “Purpose of the Offer and Plans for GVI, Summary of the Merger Agreement and Certain Other Agreements” and Section 12 — “Source and Amount of Funds.”
IS PURCHASER’S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
     Purchaser does not believe that its financial condition is relevant to your decision whether to accept the Offer and tender your Shares, because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same cash price and (iii) the Offer is not subject to any financing condition. The Purchaser and Parent have received a capital commitment from the Sponsor for funds in an amount that is sufficient to purchase all Shares tendered in the Offer. See Section 12 — “Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
     You will have until 12:00 midnight, New York City time, at the end of the day on Thursday, December 3, 2009 to decide whether to tender your Shares in the Offer, unless the Offer is extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase. See also Section 1 — “Terms of the Offer.”
CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
     Yes. Purchaser has agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:
•	If any of the conditions to the Offer have not been satisfied or waived on or before any scheduled Expiration Date, we may, in our sole discretion, extend the Offer for successive periods of up to twenty (20) business days each until those conditions are satisfied or waived. However, we may not extend the Offer beyond December 31, 2009 (the “Outside Date”) without GVI’s consent.

•	If at the scheduled Expiration Date, all of the conditions to the Offer (other than the Minimum Tender Condition and other than any conditions which by their nature are to be satisfied at the closing of the Offer) are satisfied or, if permitted, waived, we will extend the Offer in increments of not more than ten (10) business days each until such time as the Minimum Tender Condition is satisfied. However, we are not required to extend the Offer beyond the Outside Date.

•	The Offer will also be extended for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC.

•	After the expiration of the Offer and acceptance of the Shares validly tendered in, and not validly withdrawn from, the Offer, the Merger Agreement may require us, or we may otherwise decide, to provide one or more “subsequent offering periods” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if Parent and Purchaser do not hold, in the aggregate, at least 90% of the issued and outstanding Shares following the time for acceptance of tendered Shares. A subsequent offering period, if provided, will be an additional period of at least 10 business days beginning on the next business day following the Expiration Date (however, in no event will any subsequent offering period extend beyond the Outside Date). If we provide a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period.
     If we provide a subsequent offering period, during the subsequent offering period any remaining stockholders will be permitted to tender their Shares, but not withdraw their Shares, and receive $0.38 per Share, net in cash, without interest and less any applicable withholding taxes. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

     Also, if we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, then we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. See Section 1 — “Terms of the Offer.”
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
     If Purchaser extends the Offer, we will inform Continental Stock Transfer & Trust Company, which is the depositary for this Offer (the “Depositary”), of any extension, and we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.
     If Purchaser must, or elects to, provide or extend any subsequent offering period, a public announcement of such provision or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.
     See Section 1 — “Terms of the Offer.”
CAN THE OFFER BE TERMINATED?
     Purchaser has agreed that it will not terminate the Offer before any scheduled Expiration Date, unless the Merger Agreement is terminated pursuant to its terms. See Section 1 — “Terms of the Offer” and Section 13 — “Conditions of the Offer.”
HOW DO I TENDER MY SHARES?
     To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), you should contact your nominee and give instructions that your Shares be tendered. If you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use the guaranteed delivery procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.
     The process to tender your Shares can be time consuming and you are advised to commence this process as early as possible if you intend to tender your Shares in the Offer. Please contact MacKenzie Partners, Inc. (the “Information Agent”) with any questions you might have regarding this process pursuant to the contact information set forth on the back cover of this Offer to Purchase.
IF I TENDER MY SHARES, AM I REQUIRED TO TENDER ALL OF MY SHARES?
     No. You may tender all or a portion of your Shares in the Offer.

CAN HOLDERS OF VESTED STOCK OPTIONS, RESTRICTED STOCK OR WARRANTS PARTICIPATE IN THE OFFER?
     The Offer applies only to outstanding Shares. The Offer does not apply to any (i) options to acquire Shares, (ii) warrants to acquire Shares or (iii) unvested shares of restricted stock. If you hold vested but unexercised stock options or warrants that you wish to include in the Offer, then you must (x) exercise your stock options in accordance with the terms of the applicable equity incentive plan or award agreements, (y) exercise your warrants in accordance with their terms and (z) tender the Shares received upon that exercise and/or settlement in accordance with the terms of the Offer. See Section 3 — “Procedures for Tendering Shares.”
     At the time and on the date the Merger becomes effective (the “Effective Time”), all outstanding but unexercised options and warrants to acquire Shares will vest in full (to the extent then unvested) and be cancelled in the Merger in exchange for a lump sum cash payment payable by the Surviving Corporation in an amount equal to (x) the excess, if any, of $0.38 (i.e., the Offer Price) over the exercise price per Share applicable to the option or warrant, times (y) the total number of Shares for which the option or warrant is exercisable. At the Effective Time, any outstanding but unexercised options or warrants with an exercise price per share that equals or exceeds the Offer Price will terminate and be cancelled without consideration. Immediately following the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer (the “Acceptance Time”), the forfeiture provisions applicable to outstanding Shares of restricted stock will lapse and holders of Shares that were restricted stock will have the right to tender such Shares in the Offer if there is a subsequent offering period. To the extent any Shares that were restricted stock are not so tendered, upon the effective time of the Merger, such Shares will be cancelled and converted into the right to receive the Offer Price.
UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
     You may withdraw previously tendered Shares any time before the Expiration Date. In addition, if Purchaser has not accepted your Shares for payment by January 4, 2010 you may withdraw them at any time after that date until Purchaser accepts your Shares for payment. This right to withdraw will not, however, apply to Shares validly tendered during any subsequent offering periods, if any are provided. See Section 4 — “Withdrawal Rights.”
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
     To withdraw previously tendered Shares, you must deliver a written notice of withdrawal (or a facsimile thereof), with the required information to the Depositary during the period in which you have a right to withdraw your tendered Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 “Withdrawal Rights.”
WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL ISSUED AND OUTSTANDING SHARES ARE NOT TENDERED?
     The Merger Agreement provides that, among other things, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into GVI, and GVI will be the Surviving Corporation and will become a wholly-owned subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held by stockholders who exercise appraisal rights under Delaware law with respect to those Shares) will be cancelled and converted into the right to receive $0.38 (or any greater per Share price paid in the Offer), without interest thereon and less any required withholding taxes.
     If we acquire at least 90% of the issued and outstanding Shares in the Offer, including in any “subsequent offering period” or, after completion of the Offer, upon exercise of the Top-Up Option (as described below) or through other means such as open market purchases, then we expect to effect the Merger without convening a meeting of GVI’s stockholders.
     There are no appraisal rights available in connection with the Offer, but GVI’s stockholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under Delaware law, if those rights are perfected.
WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?
     The Top-Up Option (as defined below) is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form merger” pursuant to applicable Delaware law. GVI has granted Purchaser an irrevocable option to purchase, at a price per Share equal to the Offer Price, at any time at or following acceptance for payment of the tendered Shares, that number of newly-issued Shares (the “Top-Up Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares held of record by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes at least one Share more than 90% of the total Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option (after giving effect to the issuance of the Top-Up Shares) or (ii) the aggregate of the number of Shares held as treasury shares by GVI and its subsidiaries and the number of Shares that GVI is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of options), subject to certain limitations set forth in the Merger Agreement (the “Top-Up Option”). If we acquire less than 90% of the issued and outstanding Shares in the Offer, then we would expect to exercise the Top-Up Option, if doing so will yield at least 90% of the issued and outstanding Shares in the Offer. See Section 11 — “Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements” and Section 15 — “Certain Legal Matters.”
IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
     If the conditions to the Offer as set forth in Section 13 — “Conditions of the Offer” of this Offer to Purchase are satisfied or waived and Purchaser completes the Offer and accepts your Shares for payment, then promptly following the Expiration Date, Purchaser will pay you an amount in cash equal to the number of Shares that you tendered, multiplied by the Offer Price, without interest and less any applicable withholding taxes. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?
     If you are a U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), the receipt of cash in exchange for your Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. If you are a Non-U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), the receipt of cash in exchange for your Shares in the Offer or the Merger will generally not be a taxable transaction for U.S. federal income tax purposes. You are urged to consult with a tax advisor to determine your particular tax consequences. See Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of the U.S. federal income tax considerations relevant to the Offer and the Merger.
IF A MAJORITY OF ISSUED AND OUTSTANDING SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL GVI CONTINUE AS A PUBLIC COMPANY?
     If the Offer is consummated and certain other conditions are satisfied, Purchaser will effectuate the Merger and GVI will no longer be publicly-owned. Even before the Merger or if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly-held Shares that there may be no effective market for trading on the OTC or any other securities market, there may not be a public trading market for the Shares and GVI may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly-held companies. See Section 7 — “Certain Effects of the Offer.”
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
     If you decide not to tender your Shares in the Offer and the Merger occurs as described previously, your Shares will be cancelled. Unless you exercise appraisal rights under Delaware law, you will receive in the Merger the right to receive the same amount of cash per Share in the Merger as you would have received had you tendered your Shares in the Offer (i.e., the Offer Price).
     If you decide not to tender your Shares in the Offer, and Purchaser purchases Shares that have been tendered in the Offer, then, as mentioned above, there may be so few remaining stockholders and publicly held Shares there may be no effective market for trading the Shares on the OTC or any other securities market, that there may not be a public trading market for the Shares and GVI may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly-held companies.
WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
     No appraisal rights are available in connection with the Offer. However, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and do not vote in favor of the Merger. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. See Section 15 — “Certain Legal Matters.”

WITH WHOM MAY I DISCUSS ANY QUESTIONS THAT I HAVE ABOUT THE OFFER?
     You may call the Information Agent toll-free at (800) 322-2885. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
     GenNx360 GVI Acquisition Corp., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of GenNx360 GVI Holding, Inc., a Delaware corporation (“Parent”), is offering to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of GVI Security Solutions, Inc., a Delaware corporation (“GVI”), at a price of $0.38 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). All references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.
     The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Thursday, December 3, 2009, unless the Offer is extended by Purchaser (as may be extended from time to time, the “Expiration Date”), pursuant to the terms of the Agreement and Plan of Merger among Parent, Purchaser and GVI, dated as of October 21, 2009 (together with any amendments or supplements thereto, the “Merger Agreement”).
     The Offer is being made pursuant to the Merger Agreement, which provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into GVI, and GVI will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”). In the Merger, each Share outstanding immediately prior to the time and on the date the Merger becomes effective (the “Effective Time”) (other than Shares held by stockholders who exercise appraisal rights under Delaware law with respect to those Shares) will be cancelled and converted into the right to receive $0.38 or any greater per Share price paid in the Offer, without interest and less any applicable withholding taxes. There are no appraisal rights available in connection with the Offer, but GVI’s stockholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under Delaware law, if those rights are perfected. The Merger Agreement is described more completely in Section 11 — “Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements.”
     The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition (as described below). The Offer is not subject to any financing condition, but is subject to certain other conditions. See Section 13 — “Conditions of the Offer.”
     The “Minimum Tender Condition” requires the Purchaser to have received, prior to the expiration of the Offer, the valid tender of Shares, which have not been validly withdrawn, representing at least a majority of Shares issued and outstanding (including restricted stock and assuming the exercise of all outstanding options and warrants having an exercise price less than the Offer Price).

     A summary of the principal terms of the Offer appears on pages one through ten of this Offer to Purchase. You should read both the Offer to Purchase and the related Letter of Transmittal in their entirety carefully before deciding whether to tender your Shares in the Offer.
     Based on the information provided by GVI, as of October 21, 2009, GVI had (i) 27,285,301 shares of common stock issued and outstanding, including 60,000 shares of restricted common stock; (ii) outstanding options to purchase 5,942,217 shares of common stock, 5,283,590 of which have an exercise price that is less than the Offer Price; and (iii) outstanding warrants to purchase 2,909,596 shares of common stock, 1,825,002 of which have an exercise price that is less than the Offer Price. The Merger Agreement, GVI’s equity incentive plans and/or the applicable award agreements provide for the acceleration of unvested securities and derivative securities of GVI. Specifically, at the Effective Time, all outstanding but unexercised options and warrants to acquire Shares will vest in full (to the extent then unvested) and be cancelled in the Merger in exchange for a lump sum cash payment payable by the Surviving Corporation in an amount equal to (x) the excess, if any, of $0.38 (i.e., the Offer Price) over the exercise price per Share applicable to the option or warrant, times (y) the total number of Shares for which such option or warrant is exercisable. At the Effective Time, any outstanding but unexercised options and warrants with an exercise price per share that equals or exceeds the Offer Price will terminate and be cancelled without consideration. The Merger Agreement provides that immediately following the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer (the “Acceptance Time”), the forfeiture provisions applicable to outstanding Shares of restricted stock will lapse and the holders of Shares that were restricted stock will have the right to tender such Shares in the Offer if there is a subsequent offering period. To the extent any Shares that were restricted stock are not so tendered, upon the Effective Time, such Shares will be cancelled and converted into the right to receive the Offer Price.
     Based on the figures above, the Purchaser believes that the Minimum Tender Condition would be satisfied upon the tender of an aggregate of approximately 17,200,386 Shares (which represents 50.01% of the 34,393,893 Shares issued and outstanding, determined assuming the vesting of all restricted stock and the exercise of all outstanding options and warrants having an exercise price less than the Offer Price).
     Concurrently with the execution of the Merger Agreement, Europa International, Inc. and David Weiner (collectively, the “Principal Stockholders”), entered into stockholder tender and support agreements, dated as of October 21, 2009 (the “Support Agreements”) with Parent and Purchaser. Under the Support Agreements, the Principal Stockholders have agreed to accept the Offer and to tender in the Offer all of the Shares owned by them. As of October 21, 2009, the Principal Stockholders owned 6,252,633 Shares (assuming the exercise of all warrants held by the Principal Stockholders having an exercise price less than the Offer Price) or approximately 22% of the outstanding Shares (including restricted stock and assuming the exercise of all warrants held by the Principal Stockholders having an exercise price less than the Offer Price). As a result, assuming that all 6,252,633 Shares owned by the Principal Stockholders are validly tendered and not properly withdrawn in the Offer, the Minimum Condition will be satisfied if at least 10,947,753 Shares, which represent approximately 32% of the outstanding Shares (assuming the vesting of all restricted stock and the exercise of all outstanding options and warrants having an exercise price less than the Offer Price), are validly tendered and not properly withdrawn prior to the expiration of the Offer. By reason of the execution and delivery of the Support Agreements, Parent and Purchaser may be deemed to beneficially own the Shares subject to the Support Agreements.
     The Board of Directors of GVI (the “GVI Board”), based upon, among other things, the recommendation of a special committee of independent directors of the GVI Board (the “Special Committee”), has unanimously (i) approved and declared it advisable that GVI enter into the Merger Agreement, (ii) determined that the terms of the Offer, the Merger, and the other transactions contemplated by the Merger Agreement (such other transactions, the “Transactions”) are advisable and fair to, and in the best interests of, GVI and its stockholders, (iii) approved the Merger Agreement, approved the Transactions and recommended that GVI’s stockholders accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement and (iv) approved all other actions necessary to exempt the Offer, the Merger, the Merger Agreement and the Transactions from any state takeover law, including any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar statute or regulation.
     The GVI Board is required by United States securities laws to distribute its recommendation with respect to the Offer and the Merger. This information, and the factors considered by the GVI Board, will be filed with the United States Securities and Exchange Commission (the “SEC”) as part of GVI’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”), a copy of which is being furnished to holders of Shares concurrently with this Offer to Purchase. The Schedule 14D-9 will also contain other important information, which Purchaser recommends that you review carefully.
     In the Merger Agreement, GVI has represented to Parent and Purchaser that the GVI Board and the Special Committee have received from Imperial Capital, LLC, the financial advisor to GVI in connection with the Offer and the Merger (the “Company Financial Advisor”), an opinion to the effect that, as of the date of such opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger was fair, from a financial point of view, to the holders of the Shares. Pursuant to the Merger Agreement, GVI has provided copies of this opinion, dated October 21, 2009 (the “Company Financial Advisor’s Opinion”), to Parent for informational purposes. The Special Committee has not engaged a separate financial advisor to evaluate the Offer, the Merger or the Transactions and instead has relied on the Company Financial Advisor’s Opinion.
     The full text of the Company Financial Advisor’s Opinion is attached as Annex II to the Schedule 14D-9, which is being filed with the SEC and furnished to the holders of the Shares with this Offer to Purchase. Holders of Shares are urged to read the Company Financial Advisor’s Opinion in its entirety for the assumptions made, procedures followed, qualifications expressed, other matters considered and limits of the review by the Company Financial Advisor. The summary of the Company Financial Advisor’s Opinion set forth in this paragraph and in the Schedule 14D-9 is qualified in its entirety by the full text of the Company Financial Advisor’s Opinion. The analyses of the Company Financial Advisor, and the Company Financial Advisor’s Opinion, was prepared for the benefit of, and addressed to, the Special Committee and the GVI Board in consideration of the Offer and the Merger and were directed only to the fairness to the holders of Shares, from a financial point of view, of the $0.38 net cash price per Share to be paid pursuant thereto. The Company Financial Advisor’s Opinion does not constitute an opinion as to the merits of the Offer or the Merger nor a recommendation to any holder of Shares as to whether the holder should tender the Shares pursuant to the Offer or vote such holder’s Shares with respect to the Merger (should a vote of holders of Shares be required as a condition to the consummation of the Merger). In addition, the Company Financial Advisor’s Opinion does not address GVI’s underlying business decision to effect the Offer and the Merger nor the relative merits of those transactions as compared to other business strategies or transactions that might be available to GVI. Please refer to the Schedule 14D-9 for information regarding the fees to which the Company Financial Advisor became entitled from GVI upon the rendering of the Company Financial Advisor Opinion, and other fees payable to the Company Financial Advisor in connection with its engagement.
     The information concerning GVI contained in this Offer to Purchase has been provided to Purchaser, Parent, the Sponsor, GenNx360 GP and GenNx360 by GVI or has been taken from, or is based upon, publicly-available documents or records of GVI on file with the SEC or other public sources at the time of the Offer. Parent, Purchaser, the Sponsor, GenNx360 GP and GenNx360 have not independently verified the accuracy and completeness of that information. Parent, Purchaser, the Sponsor, GenNx360 GP and GenNx360 have no knowledge that would indicate that any statements contained in this Offer to Purchase relating to GVI provided to Parent, Purchaser, the Sponsor, GenNx360 GP and GenNx360 or taken from, or based upon, such documents and records filed with the SEC are untrue or incomplete in any material respect. None of Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360 assume any responsibility for the accuracy or completeness of the information concerning GVI contained in this Offer to Purchase or for any failure by GVI to disclose events which may have occurred or may affect the significance or accuracy of any information in this Offer to Purchase. The terms “Sponsor,” “GenNx360 GP” and “GenNx360” are defined in Section 9 — “Certain Information Concerning Purchaser, Parent and the Sponsor.”
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH DOCUMENTS IN THEIR ENTIRETY CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR SHARES IN THE OFFER.
THE TENDER OFFER
1. Terms of the Offer
     On the Expiration Date, and subject to the satisfaction or waiver of certain conditions under the Merger Agreement, Purchaser will accept for payment and promptly pay $0.38 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, for each Share validly tendered and not validly withdrawn in the Offer in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, on the Expiration Date, certain conditions under the Merger Agreement have not been satisfied. See Section 13 - “Conditions of the Offer.”
     The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13 — “Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events occur as described in Section 11 — “Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements.”
     We expressly reserve the right to waive any condition to the Offer and to modify any terms of the Offer to the extent permitted by applicable law, except that we cannot make any of the following modifications to the Offer without GVI’s consent:
•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	waive the Minimum Tender Condition;

•	add to the conditions to the Offer described in Section 13 — “Conditions of the Offer” or modify any of those conditions in a manner adverse to holders of Shares;

•	extend the Expiration Date other than in accordance with the Merger Agreement;

•	change the form of consideration payable in the Offer; or

•	otherwise amend the Offer in any manner adverse to the holders of Shares.
     In addition, the Offer must remain open for 20 business days following (and including the day of) the commencement of the Offer.
     If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, then we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The minimum period during which the Offer must remain open following any material changes to the terms of the Offer or information concerning the Offer will depend upon the facts and circumstances, including the relative materiality of those changes. In the SEC’s view, the Offer should remain open for a minimum of five business days from the date any material change is first published, sent or given to stockholders (and, in the case of a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required) to allow for adequate dissemination to stockholders and investor response.
     If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, then that increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not those Shares were tendered before the announcement of the increase in consideration.

     Purchaser has agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:
•	If any of the conditions to the Offer have not been satisfied or waived on or before any scheduled Expiration Date, we may, in our sole discretion, extend the Offer for successive periods of up to twenty business days each, until those conditions are satisfied or waived. However, we may not extend the Offer beyond December 31, 2009 (the “Outside Date”) without GVI’s consent. See Section 13 — “Conditions of the Offer.”

•	If at the scheduled Expiration Date, all of the conditions to the Offer (other than the Minimum Tender Condition and other than any conditions which by their nature are to be satisfied at the closing of the Offer) are satisfied or, if permitted, waived, we will extend the Offer in increments of not more than ten (10) business days each until such time as the Minimum Tender Condition is satisfied. However, we are not required to extend the Offer beyond the Outside Date.

•	The Offer will also be extended for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC.

•	After the expiration of the Offer and acceptance of the Shares validly tendered in, and not validly withdrawn from, the Offer, the Merger Agreement may require us, or we may otherwise decide, to provide one or more “subsequent offering periods” in accordance with Rule 14d-11 under the Exchange Act, if Parent and Purchaser do not hold, in the aggregate, at least 90% of the issued and outstanding Shares following the time for acceptance of tendered Shares. A subsequent offering period, if provided, will be an additional period of at least 10 business days beginning on the next business day following the Expiration Date (however, in no event will any subsequent offering period extend beyond December 31, 2009). If we provide a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price.
     If we extend the Offer, are delayed in our acceptance for payment of tendered Shares, are delayed in our payment for tendered Shares (whether before or after our acceptance for payment of tendered Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, Continental Stock Transfer & Trust Company, the depositary for this Offer (the “Depositary”), may retain tendered Shares on our behalf, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — ”Withdrawal Rights.”
     If Purchaser extends the Offer, we will inform the Depositary of any extension and will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. If Purchaser must, or elects to, provide or extend any subsequent offering period, a public announcement of such provision or extension will be made no later than 9:00 a.m., New York City time, the next business day following the Expiration Date or date of termination of any prior subsequent offering period.
     GVI has granted Purchaser an irrevocable option to purchase, at a price per Share equal to the Offer Price, at any time at or following acceptance for payment of the tendered Shares, that number of newly-issued Shares (the “Top-Up Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares held of record by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes at least one Share more than 90% of the total Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option (after giving effect to the issuance of the Top-Up Shares) or (ii) the aggregate of the number of Shares held as treasury shares by GVI and its subsidiaries and the number of Shares that GVI is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of options), subject to certain limitations set forth in the Merger Agreement (the “Top-Up Option”). If we acquire less than 90% of the issued and outstanding Shares in the Offer, then we would expect to exercise the Top-Up Option, only if doing so will yield at least 90% of the issued and outstanding Shares in the Offer. See Section 11 — “Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements” and Section 15 — “Certain Legal Matters.”
     GVI has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to its stockholders. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be furnished to record holders of Shares whose names appear on GVI’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2. Acceptance for Payment and Payment for Shares
     Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13 — “Conditions of the Offer,” we will accept for payment and promptly pay on or after the Expiration Date for Shares validly tendered and not validly withdrawn pursuant to the Offer. If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for (i) all Shares validly tendered and not validly withdrawn pursuant to the Offer, subject to and in compliance with Rule 14d-11(c) under the Exchange Act, and (ii) all additional Shares tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, any applicable merger control laws. See Section 15 — “Certain Legal Matters.”
     In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of:

•	the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares”;

•	the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly-executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.
     The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.
     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 -“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Our ability to delay the payment for Shares that we have accepted for payment, however, is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.
     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.
3. Procedures for Tendering Shares
     Valid Tenders. In order for a stockholder to tender Shares validly pursuant to the Offer, either:
•	the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at that address or (B) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”
     Lost, Destroyed, Mutilated or Stolen Share Certificates. If any Share Certificate has been lost, destroyed, mutilated or stolen, the stockholder should promptly notify GVI’s stock transfer agent, Continental Stock Transfer & Trust Company at (212) 509-4000. The stockholder will then be instructed as to the steps that must be taken in order to replace the Share Certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen Share Certificates have been followed.
     Book-Entry Transfer. The Depositary will establish an account for Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing that stockholder’s Shares are not immediately available or that stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or that stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, then the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us (the “Notice Of Guaranteed Delivery”), is received prior to the Expiration Date by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.
     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.
     The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) will be final and binding.
     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as the stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder’s rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of the Shares. These powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. The appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by the stockholder as provided in this Offer to Purchase. Upon the appointment, all prior powers of attorney, proxies and consents given by the stockholder with respect to the Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by the stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of GVI’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.
     Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer who are United States’ persons (as defined for United States federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. You should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.
     Options, Warrants and Restricted Stock. The Offer applies only to outstanding Shares (which includes vested shares of restricted stock). The Offer does not apply to any (i) options to acquire Shares, (ii) warrants to acquire Shares or (iii) unvested shares of restricted stock. If you hold vested but unexercised stock options or warrants that you wish to include in the Offer, then you must (x) exercise your stock options in accordance with the terms of the applicable equity incentive plan or award agreements, (y) exercise your warrants in accordance with their terms and (y) tender the Shares received upon that exercise and/or settlement in accordance with the terms of the Offer.
     The Merger Agreement, GVI’s equity incentive plans and/or the applicable award agreements or warrants provide that at the Effective Time, all outstanding but unexercised options and warrants to acquire Shares will vest in full (to the extent then unvested) and be cancelled in the Merger in exchange for a lump sum cash payment payable by the Surviving Corporation in an amount equal to (x) the excess, if any, of $0.38 (i.e., the Offer Price) over the exercise price per Share applicable to the option or warrant, times (y) the total number of Shares for which such option or warrant is exercisable. At the Effective Time, any outstanding but unexercised options or warrants with an exercise price per share that equals or exceeds the Offer Price will terminate and be cancelled without consideration.

     Immediately following the Acceptance Time, the forfeiture provisions applicable to outstanding Shares of restricted stock will lapse and holders will have the right to tender such Shares in the Offer if there is a subsequent offering period. To the extent any Shares that were restricted stock are not so tendered, upon the effective time of the Merger, such Shares will be converted into the right to receive the Offer Price.
     Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
4. Withdrawal Rights
     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.
     A stockholder may withdraw Shares tendered pursuant to the Offer according to the procedures set forth below at any time prior to the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after January 4, 2009, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of those Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Share Certificates, the serial numbers shown on those Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.

     No withdrawal rights will apply to Shares tendered during any subsequent offering period, and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”
     We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5. Material U.S. Federal Income Tax Consequences of the Offer and the Merger
     The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to beneficial owners of Shares sold in the Offer or converted into cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.
     This summary is limited to stockholders who hold Shares (each, a “Stockholder,” and collectively, “Stockholders”) as capital assets. In addition, this summary does not address tax considerations which may be applicable to a Stockholder’s particular circumstances or to (i) Stockholders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations), (ii) Stockholders who will actually or constructively (under the rules of Section 318 of the Code) own any stock of GVI following the Offer and the Merger, or (iii) Stockholders who acquired Shares in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the Offer and the Merger.
BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
     U.S. Holders

     For purposes of this summary, a “U.S. Holder” is a Stockholder that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
     If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
     Effect of the Offer and Merger. The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.
     Information Reporting and Backup Withholding. Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
     Non-U.S. Holders
     The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of a Share that is not a U.S. Holder.
     Effect of the Offer and Merger. The receipt of cash in exchange for Shares in the Offer or pursuant to the Merger by a Non-U.S. Holder generally will be exempt from U.S. federal income tax, unless:

     (a) the gain on the exchange of Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or
     (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other conditions are met; or
     (c) the Non-U.S. Holders is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.
     If gain is effectively connected with the conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the net gain derived from the sale or exchange, except as otherwise required by an applicable U.S. income tax treaty. If the Non-U.S. Holder is a corporation, any such effectively connected gain received by the Non-U.S. Holder may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If the Non-U.S. Holder is described in (b) above, such holder will be subject to a 30% U.S. federal income tax on the gain derived from the sale or exchange of Shares, which may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.
     Backup Withholding Tax and Information Reporting. In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if it provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business). If Shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the Non-U.S. Holder furnishes the required information to the IRS in a timely manner.
6. Price Range of Shares; Dividends
     GVI’s common stock trades on the OTC Bulletin Board (the “OTC”) under the symbol “GVSS.” The following table sets forth the range of high and low sales prices for each quarterly period for the following fiscal years:

	High	Low
Fiscal year ending December 31, 2009
First Quarter	$0.43	$0.21
Second Quarter	$0.39	$0.23
Third Quarter	$0.375	$0.29
Fiscal year ending December 31, 2008
First Quarter	$1.00	$0.77

	High	Low
Second Quarter	$0.82	$0.51
Third Quarter	$0.64	$0.38
Fourth Quarter	$0.47	$0.22
Fiscal year ended December 31, 2007
First Quarter	$1.17	$0.90
Second Quarter	$1.01	$0.80
Third Quarter	$0.83	$0.66
Fourth Quarter	$1.01	$0.56
          On October 21, 2009, the last full trading day before the public announcement of the Offer and the Merger, the reported closing sales price per Share on the OTC was $0.31 per Share. On November 2, 2009, the last full trading day before the commencement of the Offer, the reported closing sales price per Share on the OTC was $0.36 per Share.
     Stockholders are urged to obtain a current market quotation for the Shares.
     GVI has never paid cash dividends on its common stock. In GVI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, GVI indicated that (i) it did not anticipate paying dividends on Shares in the foreseeable future and (ii) its payment of dividends and other distributions are restricted under the terms of its credit facility. Additionally, under the Merger Agreement, GVI is not permitted to declare or pay dividends on Shares without the prior written consent of Parent. See Section 14 -“Dividends and Distributions.”
7. Certain Effects of the Offer
     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such a reduction would cause future market prices to be greater or less than the Offer Price.
     The OTC. If the registration of Shares under the Exchange Act is terminated as described below and GVI were to cease making filings with the SEC, the Shares would no longer be eligible for trading on the OTC.
     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of GVI to the SEC if Shares are no longer held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by GVI to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to GVI, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of GVI and persons holding “restricted securities” of GVI to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of Shares under the Exchange Act were terminated and filings ceased to be made with the SEC, Shares would no longer be eligible for trading on OTC. We intend and will cause GVI to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares under the Exchange Act is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.
8. Certain Information Concerning GVI
     Except as specifically set forth in this Offer to Purchase, the information concerning GVI contained in this Offer to Purchase has been taken from or is based upon information furnished by GVI or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to GVI’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained in this Offer to Purchase based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning GVI, whether furnished by GVI or contained in such documents and records, or for any failure by GVI to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.
     General. GVI is a Delaware corporation with its principal offices located at 2801 Trade Center Drive, Suite 120, Carrollton , Texas. The telephone number for GVI is (972) 245-7353. According to GVI’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, GVI provides video surveillance and security solutions products, incorporating a complete line of video surveillance and detection systems, to the homeland security, professional and business-to-business market segments.  GVI provides a strong combination of closed circuit televisions, digital video recorders, software systems and networking products that enhance life safety for both government agencies and the private sector. GVI’s customers include distributors and system integrators that specialize in video surveillance and security products and services, government agencies and private sector businesses.
     Available Information. The Shares are registered under the Exchange Act. Accordingly, GVI is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning GVI’s directors and officers, their remuneration, stock options and other equity incentives granted to them, the principal holders of GVI’s securities, any material interests of such persons in transactions with GVI and other matters is required to be disclosed in annual reports, the last one having been originally filed with the SEC on March 16, 2009. This information also will be available in GVI’s Schedule I4D-9 and the Information Statement annexed thereto. These reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including GVI, that file electronically with the SEC.
     Summary Financial Information. Set forth below is certain summary financial information for GVI and its consolidated subsidiaries excerpted from GVI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. More comprehensive financial information is included in such reports and other documents filed by GVI with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

	Six Months	Six Months
	Ended	Ended	Year Ended	Year Ended
	June 30,	June 30,	December 31,	December 31,
	2009	2008	2008	2007
	(in thousands, except per share amounts)
Operating Data
Operating income	$603	$1,517	$2,627	$2,475
Net income	$288	$695	$1,296	$2,637
Basic earnings per share	$0.01	$0.02	$0.05	$0.08
Diluted earnings per share	$0.01	$0.02	$0.04	$0.07

	As of	As of	As of	As of
	June 30,	June 30,	December 31,	December 31,
	2009	2008	2008	2007
	(in thousands)
Balance Sheet Data
Total assets	$23,507	$23,778	$24,661	$23,356
Total liabilities	$19,413	$20,440	$20,649	$20,892
Stockholders’ equity	$4,094	$3,338	$4,012	$2,464
     Financial Projections. Certain financial projections prepared by GVI’s management were made available to us in connection with our due diligence review of GVI.
     GVI has advised us that its financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to GVI’s business, all of which are difficult to predict and many of which are beyond GVI’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in GVI’s periodic reports. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.
     GVI has advised us that the financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with United States generally accepted accounting principles (“US GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, GVI’s management. Neither GVI’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.
     The inclusion of the financial projections in this Offer to Purchase will not be deemed an admission or representation by GVI or us that they are viewed by GVI or us as material information of GVI.
     The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of our acquisition of GVI pursuant to the Offer and the Merger. Further, the financial projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context. None of GVI, Parent or Purchaser have updated or revised nor do they intend to update or otherwise revise the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error.
GVI’s Projected Consolidated Statement of Earnings

	Fiscal Year End December
	2009	2010	2011
	(Dollars in millions)
Revenues	$45.0	$50.4	$55.4
Net Income	$0.5	$0.7	$1.0
EBITDA(a)	$1.2	$2.1	$3.1

(a)	EBITDA as used above is defined as earnings before interest, taxes, depreciation and amortization, as well as before non-recurring charges.

     Based on the information provided by GVI, the only difference between the projections relied upon by the GVI Board and those provided to us was that those provided to us excluded certain expenses related to public company costs.
GVI’S STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTED INFORMATION PROVIDED IN THIS OFFER TO PURCHASE.
9. Certain Information Concerning Purchaser, Parent and the Sponsor
     General. The Offer is being made by Purchaser, a recently-formed Delaware corporation and a wholly-owned subsidiary of Parent. Purchaser and Parent were formed for the purpose of (i) entering into the Merger Agreement, and (ii) making this Offer and have not carried on any activities other than entering into the Merger Agreement and activities in connection with this Offer.
     Purchaser was formed on October 13, 2009 under the laws of the State of Delaware. Purchaser is wholly-owned by Parent, which was formed on October 13, 2009. The principal offices of Purchaser and Parent are located at 590 Madison Avenue, 27th Floor, New York, New York 10022, and their phone number is (212) 257-6776.
     Purchaser and Parent are affiliates of GenNx360 Capital Partners, L.P., a Delaware limited partnership (the “Sponsor”), a private equity investment fund managed by GenNx360 Management Company, LLC, a Delaware limited liability company (“GenNx360” and, together with Sponsor, “GenNx”) and of which GenNx360 GP, LLC, a Delaware limited liability company (“GenNx360 GP”), is the general partner. The principal place of business of the Sponsor, GenNx360 GP and GenNx360 is 590 Madison Avenue, 27th Floor, New York, New York 10022, and its phone number is (212) 257-6776.
     The Sponsor is a private equity firm founded by former senior executives from General Electric and Wall Street in 2006. The Sponsor manages a $500 million private equity fund focused on leveraged buyouts of business-to-business industrial companies. Its partners have worked together for more than two decades and have more than 100 years of combined global operating and portfolio management experience. The GenNx management team has operating experience in a broad range of global industries and has solved multiple business issues and managed through multiple economic cycles.
     By reason of the execution and delivery of the Support Agreements, Parent and Purchaser may be deemed to beneficially own 6,252,633 shares of GVI’s common stock owned by the Principal Stockholders as of October 21, 2009 (or approximately 22% of the outstanding Shares (including restricted stock and assuming the exercise of all warrants held by the Principal Stockholders having an exercise price less than the Offer Price)) that are subject to exercisable stock options and warrants held by certain of the Principal Stockholders. Except for the Shares subject to the Support Agreements none of Parent, Purchaser, the Sponsor, GenNx360 GP, GenNx360 or, to the knowledge of Parent , Purchaser, the Sponsor, GenNx360 GP or GenNx360, any of the persons listed in Schedule A to this Offer to Purchase or any associate or majority owned subsidiary of Parent, Purchaser, the Sponsor, GenNx360 GP or GenNx360 or, to the knowledge of Parent, Purchaser, the Sponsor, GenNx360 GP or GenNx360 any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of GVI.
     Additional Information. The name, citizenship, business address, current principal occupation (including the name and business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of Purchaser and Parent and the managing partners of the Sponsor are set forth in Schedule A to this Offer to Purchase.
     Neither Purchaser, Parent, the Sponsor, GenNx360 GP, GenNx360 nor any of the listed persons on Schedule A to this Offer to Purchase, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Neither Purchaser, Parent, the Sponsor, GenNx360 GP, GenNx360 nor any of the listed persons on Schedule A to this Offer to Purchase was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no transactions between Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360 or, to the knowledge of the Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360, any of the persons or entities listed in Schedule A to this Offer to Purchase, on the one hand, and (i) GVI or any of its affiliates that are not natural persons, on the other hand, concerning transactions with an aggregate value of more than one percent of the subject company’s consolidated revenues for the fiscal year when the transaction occurred, or the past portion of the current fiscal year, if the transaction occurred in the current year; or (ii) any executive officer, director or affiliate of GVI that is a natural person, on the other hand, where the aggregate value of the transaction or series of similar transactions with that person exceeds $60,000.
     Except as set forth elsewhere in this Offer to Purchase or the Merger Agreement, (i) none of Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360 or, to the knowledge of Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360, any of the persons or entities listed in Schedule A to this Offer to Purchase, beneficially owns or has a right to acquire any Shares or any other equity securities of GVI and (ii) none of Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360 or, to the knowledge of the Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of GVI during the past 60 days.
     Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360, or, to the knowledge of the

Purchaser, Parent, the Sponsor, GenNx360 GP or GenNx360, any of the persons or entities listed in Schedule A to this Offer to Purchase, on the one hand, and GVI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
     Based on the information provided by GVI, all of GVI’s executive officers and directors currently intend to tender or cause to be tendered pursuant to the Offer all of their Shares, including shares of common stock underlying their options held of record or beneficially by such persons immediately prior to the Expiration Date, and, if necessary, to vote such shares in favor of the adoption of the Merger Agreement.
     In addition to, and concurrent with the execution of the Merger Agreement, Purchaser and Parent also entered into a Commitment Letter as defined and more fully described in Section 11 - “Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements.” The Sponsor has provided a capital commitment sufficient to pay the Offer Price and all related fees and expenses of the Offer, and neither the Offer nor the Merger is subject to any financing condition. See Section 12 – “Source and Amount of Funds.”
10. Background of the Offer; Contacts with GVI
     The following information was prepared by GenNx, Parent, Purchaser and GVI. Information about GVI was provided by GVI, and none of GenNx, Parent or Purchaser takes any responsibility for the accuracy or completeness of the information regarding meetings or discussions in which GenNx or its representatives did not participate. GenNx, Parent and Purchaser have no knowledge that would indicate that any statements contained in this Section 10 — “Background of the Offer; Contacts with GVI” are untrue. Information about GenNx, Parent and Purchaser was provided by those parties, and GVI does not take any responsibility for the accuracy or completeness of the information regarding meetings or discussions in which GVI or its representatives did not participate.
     In the ordinary course of its business, GenNx and its affiliates from time to time review and evaluate potential acquisition opportunities in light of their respective historical operating performance, prospects for future growth and business needs, all in the context of the challenges and opportunities presented by the broader economy and the relevant industry.
     GVI provides video surveillance and security solutions products, incorporating a complete line of video surveillance and detection systems, to the homeland security, professional and business-to-business market segments.  GVI provides a strong combination of closed circuit televisions, digital video recorders, software systems and networking products that enhance life safety for both government agencies and the private sector. GVI’s customers include distributors and system integrators that specialize in video surveillance and security products and services, government agencies and private sector businesses.
     On September 8, 2008, GVI engaged Imperial Capital, LLC (“Imperial”) to serve as GVI’s financial advisor to explore GVI’s strategic direction, including the possibility of a strategic acquisition or merger.

     During the winter of 2008/2009, GenNx and its affiliates began reviewing GVI as a possible target and explored the viability of such an acquisition. As a result, in May 2009, representatives of GenNx had discussions with members of the GVI Board and advisors to GVI, in which GenNx expressed an interest in acquiring GVI. At that time, the discussions between GVI and GenNx were general and were focused on educating the representatives of GenNx about the current status and direction of the security solutions industry. GenNx continued to monitor and review all of GVI’s publicly-available information and continued to have an interest in pursuing a possible transaction with GVI.
     On May 8, 2009, a telephonic meeting was held among representatives of GenNx, the management of GVI, represented by Messrs. Steven Walin (“Walin”) and Joseph Restivo (“Restivo”), and GVI’s financial advisor Imperial to discuss the possibility of an acquisition of, or a minority investment in, GVI. That same day, GenNx entered into a Confidentiality Agreement (as defined in Section 11) with GVI.
     On June 2, 2009, a meeting was held among GenNx, the management of GVI, represented by Walin and Restivo, and representatives of Imperial at the offices of Imperial in New York City. During the meeting, Walin and Restivo delivered a management presentation to the representatives of GenNx, outlining GVI’s current goals and growth strategy, and reviewed GVI’s most recently disclosed financial statements. Following the management presentation, the representatives of GenNx expressed their desire to pursue a possible transaction with GVI, however, it was expressed that GenNx would not enter into a possible transaction if GVI pursued an auction process.
     On June 5, 2009, the investment committee of GenNx held a meeting to discuss a possible transaction with GVI. After discussing the matter, the investment committee approved, and authorized GenNx management to pursue, an acquisition of the Shares of GVI through a cash tender offer by Purchaser which would be followed by a second-step merger of Purchaser with and into GVI. GenNx management was authorized to submit a letter of intent to the board of directors of GVI with a proposed purchase price of GVI of $0.39 per share for all the Shares.
     On June 19, 2009, GenNx submitted a letter of intent to the GVI Board of GVI for the acquisition of the Shares through a cash tender offer by Purchaser followed by a second-step merger of Purchaser with and into GVI, with a proposed purchase price of $0.39 per share.
     On June 23, 2009, the management of GVI, represented by Messrs. Walin and Restivo, held a telephonic meeting with representatives of Imperial and David Weiner, a principal stockholder of GVI, to discuss and consider the letter of intent which was sent to the board of directors of GVI on June 19, 2009. In connection with the proposed transaction between GVI and GenNx, GVI and Imperial negotiated and executed an amended and restated engagement agreement.
     On June 25, 2009, the GVI Board held a telephonic meeting with representatives of Imperial, representatives of Cooley Godward Kronish LLP (“Cooley”), counsel to GVI, and Mr. Weiner to discuss the letter of intent which was sent to the GVI Board on June 19, 2009. Imperial proceeded to discuss the terms of the proposed offer, pertinent information with respect to GenNx and its principals, and an analysis of the value of GVI’s common stock. During such review, Imperial responded to questions, including with respect to the costs that would be borne by GVI in pursuing the proposed transactions, and the impact the proposed transactions would have on GVI’s line of credit with Wells Fargo and GVI’s relationship with Samsung, GVI’s most significant supplier of surveillance equipment. After careful consideration, the GVI Board instructed Imperial to inform GenNx that the board was not willing to accept the proposed offer of $0.39 on its then current terms and conditions, but that the GVI Board would be willing to consider a similar offer for GVI’s common stock at a higher price. The board of directors then formed the special committee of the GVI Board (the “Special Committee”) for the purposes of making recommendations to the GVI Board and otherwise acting in connection with any revised offer that may be submitted to GVI by GenNx.
     On June 30, 2009, following negotiations between GenNx and Imperial, GenNx submitted a revised letter of intent to the GVI Board, with an increased offer price of $0.41 per share.
     On July 2, 2009, the GVI Board held a telephonic meeting with representatives of Imperial, representatives of Cooley and Mr. Weiner to discuss the revised letter of intent which was sent to the GVI Board on June 30, 2009. Representatives of Imperial discussed with the parties their recent communications with the representatives of GenNx that resulted in the improved offer price of $0.41 per share for GVI’s common stock as proposed in the revised letter of intent, as well as the reasonableness of the proposed offer and related valuation considerations. After careful consideration, the GVI Board recommended that the representatives of Imperial should inform representatives of GenNx that the GVI Board was willing to accept the proposed offer price of $0.41 per share of GVI’s common stock substantially on the terms and conditions as indicated in the revised letter of intent. The GVI Board also discussed the impact that the transactions contemplated by the proposed offer would have on GVI’s line of credit with Wells Fargo.
     On July 15, 2009, GenNx request initial due diligence items from GVI through its legal and accounting teams (Nixon Peabody LLP (“Nixon”) and Ernst and Young (“E&Y”), respectively) so that GenNx and its agents could promptly begin their preliminary due diligence review once the parties executed the letter of intent. A representative of GVI began to provide and upload information to a secure online data room in preparation of the commencement of the preliminary due diligence review period.
     On July 29, 2009, the GVI Board held a telephonic meeting with representatives of Cooley and Mr. Weiner to discuss the status of GVI’s ongoing negotiations with GenNx in connection with GenNx’s proposed offer to purchase the outstanding common stock of GVI at a price of $0.41 per share. During the meeting, the GVI Board also considered the payments of bonuses to Messrs. Walin and Restivo upon the consummation of the merger.
     On August 17, 2009, GenNx entered into a letter of intent with GVI which provided for the acquisition of the Shares through a cash tender offer by Purchaser followed by a second-step merger of Purchaser with and into GVI at a purchase price equal to $0.41 per share. The letter of intent contained an exclusivity arrangement prohibiting GVI and its directors, officers and agents from encouraging, soliciting, initiating or participating in discussions or negotiations with any third party regarding a possible merger, sale or transfer of any assets or stock of GVI or its subsidiaries. In addition, GenNx agreed to deliver the Commitment Letter (as defined in Section 11) to GVI in connection with the signing of the definitive transaction document and launching of the Offer. GenNx and its representatives and agents commenced formal due diligence review of GVI following the execution of the letter of intent.
     On August 25, 2009, E&Y performed onsite due diligence review at the offices of Weinberg and Company, P.A., GVI’s auditors, located in Los Angeles, California.
     On August 27, 2009, E&Y met with Chris Young, GVI’s Vice President of Finance, at the offices of GVI in Dallas, Texas to perform additional financial due diligence.
     On August 28, 2009, representatives of Imperial and Mr. Walin held a meeting with representatives of Samsung at the Marriot Hotel in Cambridge, Massachusetts to confirm and discuss GVI’s relationship with Samsung.
     On September 15, 2009, GenNx, the representatives of GVI, and Imperial held a telephonic meeting to discuss GVI’s acquisition strategy whereby Walin made a presentation to the parties with respect to prospective acquisition targets and the strategic rationale behind the transactions with such targets. GVI had already pursued this acquisition strategy without success given its lack of available capital and the illiquidity of its common stock which reduced its perceived value to potential targets.
     On September 18, 2009, Nixon, GenNx’s counsel, delivered the initial draft of the Merger Agreement and related transaction documents to GVI’s legal counsel, Cooley. GenNx and GVI entered into an amendment to the letter of intent, dated August 17, 2009, to extend the Termination Date (as defined in the letter of intent) to October 2, 2009.
     From September 18, 2009 through October 21, 2009, Nixon and Cooley negotiated the draft Merger Agreement and other related transaction documents.
     Between September 21 and September 22, a representative of GenNx met with Walin at the American Society of Industrial Security tradeshow conference in Anaheim, California. During such period the parties reviewed GVI’s trade show booth and discussed the security surveillance industry.
     On October 2, 2009, GenNx and GVI entered into an amendment to the letter of intent (as amended on September 18, 2009) to extend the Termination Date to October 9, 2009.
     On October 16, 2009, management of GVI, represented by Messrs. Walin and Restivo, representatives of GenNx and representatives of Imperial held discussions with respect to GenNx’s due diligence review. During such discussions, GenNx informed management and Imperial that as a result of its due diligence review and the final terms of the compensation packages it had negotiated with GVI’s executive management, GenNx was reducing the Offer Price to $0.38 per share.

     On October 19, 2009, the GVI Board held a telephonic meeting with representatives of management, representatives of Imperial, Mr. Weiner and representatives of Cooley. At the meeting, management updated the GVI Board on the status of the continuing discussions with GenNx and other events that had transpired over the preceding weeks which had resulted in the reduction of the Offer Price to $0.38.
     On October 20, 2009, a telephonic meeting of the compensation committee of the GVI Board (the “Compensation Committee”) was convened to discuss the compensation to be provided to Messrs. Walin and Restivo following the consummation of the Merger and treatment of options in accordance with the Merger Agreement. All members of the Compensation Committee and representatives of Cooley attended the meeting. The Compensation Committee reviewed and discussed the terms of the amended and restated employment agreement for Mr. Walin, the amended and restated employment agreement for Mr. Restivo, the restricted stock subscription agreement between Mr. Walin and Parent and the restricted stock subscription agreement between Mr. Restivo and Parent, as well as the treatment of options. The Compensation Committee then adopted a series of resolutions relating to the Merger, including resolutions approving the arrangements described in these employment agreements, finding that these arrangements constitute an “employment compensation, severance or other employee benefit arrangement” that satisfies the requirements of the non-exclusive safe harbor set forth in under Rule 14d-10(d)(2) under the Exchange Act.
     On October 21, 2009, telephonic meetings of the Special Committee and the GVI Board were convened to discuss the terms of the Merger Agreement, the Offer and the other transactions contemplated by the Merger Agreement.
     All members of the Special Committee, representatives of Imperial and representatives of Cooley attended the Special Committee meeting. The representatives of Cooley reviewed the fiduciary duties of the members of the Special Committee in voting on the Merger Agreement with Parent and Purchaser. Imperial made a presentation at the meeting and gave its financial analysis and expressed its oral opinion (subsequently confirmed by its written opinion dated October 21, 2009) that, as of October 21, 2009 and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed price per Share was fair, from a financial point of view, to the holders of common stock in connection with the Merger, the Offer and the other transactions contemplated by the Merger Agreement. The entire GVI Board was present during Imperial’s presentation. Following the presentation, the directors that were not members of the Special Committee were excused from the meeting and the meeting continued with the Special Committee, representatives of Cooley and representatives of Imperial. The Special Committee then unanimously adopted a resolution recommending to the board of directors that it (i) declare advisable and approve the proposed Merger Agreement and the Merger, the Offer and the other transactions contemplated by the Merger Agreement and (ii) recommend that the holders of common stock accept the Offer to be made by Parent and Purchaser pursuant to the Merger Agreement and tender their Shares pursuant to the Offer and adopt the Merger Agreement, if adoption by GVI’s stockholders is required by applicable law in order to consummate the Merger.
     All members of the GVI Board, representatives of Imperial and representatives of Cooley attended the meeting of the GVI Board. The GVI Board discussed Imperial’s opinion as to the fairness of the Offer Price to the holders of common stock in connection with the Merger, the Offer and the other transactions contemplated by the Merger Agreement. The GVI Board then unanimously adopted a resolution that (i) approved and declared advisable the proposed Merger Agreement and the Merger, the Offer and the other transactions contemplated by the Merger Agreement and (ii) recommended that the holders of common stock accept the Offer to be made by Parent and Purchaser pursuant to the Merger Agreement and tender their Shares pursuant to the Offer and adopt the Merger Agreement, if adoption by GVI’s stockholders is required by applicable law in order to consummate the Merger.
     On October 21, 2009, GVI, Parent and Purchaser entered into the Merger Agreement.
11. Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements
     Purpose of the Offer; Plans for GVI
     Purpose of the Offer. The purpose of the Offer is for GenNx, through the Purchaser, to acquire control of, and the entire equity interest in, GVI. The Offer, as the first step in the acquisition of GVI, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.
     If you sell all of your Shares in the Offer, you will cease to have any equity interest in GVI or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in GVI. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of GVI.
     Short form Merger. The General Corporation Law of the State of Delaware (“DGCL”) provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, then Parent and Purchaser plan to effect the Merger without prior notice to, or any action by, any other stockholder of GVI if permitted to do so under the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional Shares in the open market, from GVI or otherwise, in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.
     Plans for GVI. Except as otherwise provided below or elsewhere in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of GVI will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted.

     Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, Parent is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, the GVI Board. See “Summary of the Merger Agreement — GVI’s Board of Directors” below.
     Parent and Purchaser are continuing to conduct a detailed review of GVI and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Parent and Purchaser will continue to evaluate the business and operations of GVI during the pendency of the Offer and after the completion of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances existing at that time. Thereafter, Parent intends to review that information as part of a comprehensive review of GVI’s business, operations, capitalization and management with a view to optimizing development of GVI’s potential in conjunction with GVI’s existing businesses and GenNx’s investment strategies. It is possible that we could implement changes to GVI’s business, corporate structure, charter, bylaws, capitalization, board of directors and management, that could involve, among other things, consolidating and streamlining certain operations and reorganizing, relocating, liquidating or otherwise disposing of other businesses, operations and material assets. Except as disclosed in this Offer to Purchase, Parent, Purchaser and GenNx have no current plans with respect to any of such matters, but Parent reserves the right to change its plans and intentions at any time, as it deems appropriate.
     After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the Offer Price. If we do not acquire sufficient Shares in the Offer, including any subsequent offering period, to complete the Merger under the short-form merger provisions of the DGCL, we may decide to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.
     In connection with the Offer and pursuant to Rule 14d-10(a)(2) of the Exchange Act, the Compensation Committee adopted and approved, and the GVI Board ratified, confirmed and approved, each employment arrangement between GVI and certain members of management of GVI (the “Employment Arrangements”), which Employment Arrangements generally provide that those members of management are entitled to receive, among other things, (i) continued employment with GVI on similar terms and conditions following the Effective Time of the Merger as before the Merger, (ii) a $300,000 cash transaction bonus and (iii) time and performance based equity incentive awards. Each member of the Compensation Committee satisfies the “non-employee director” standard within the meaning of Rule 16b-3 promulgated under the Exchange Act, and the “outside director” standard within the meaning of Section 162(m) of the Code.
     Summary of the Merger Agreement
     This section of the Offer to Purchase describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary of the material provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated in this Offer to Purchase by reference and a copy of which is filed as Exhibit (d)(1) to the Schedule TO that Purchaser has filed with the SEC (the “Schedule TO”). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — “Certain Information Concerning Purchaser, Parent and the Sponsor.” Stockholders and other interested parties are encouraged to read the full text of the Merger Agreement for a more complete description of the provisions summarized below.
     The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, but in no event later than ten business days, after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 13 — “Conditions of the Offer,” Purchaser will accept for payment and promptly pay for all Shares validly tendered and not validly withdrawn in the Offer after the Expiration Date.
     The obligations of Purchaser (and the obligations of Parent to cause the Purchaser) to commence the Offer and to accept for payment, and pay for, Shares tendered pursuant to the Offer are subject to the satisfaction or waiver of certain conditions that are described in Section 13 “Conditions of the Offer.” Purchaser expressly reserves the right to increase the Offer Price and to extend the Offer to the extent required by law in connection with such increase, to waive any condition to the Offer and/or modify the terms of the Offer, except that without the consent of GVI, Purchaser cannot waive or make any of the following modifications to the Offer:
•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	waive the Minimum Tender Condition;

•	add to the conditions to the Offer described in Section 13 — ”Conditions of the Offer” or modify any of those conditions in a manner adverse to holders of Shares;

•	extend the Expiration Date other than in accordance with the Merger Agreement;

•	change the form of consideration payable in the Offer; or

•	otherwise amend the Offer in any manner adverse to the holders of Shares.
     We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:
•	If any of the conditions to the Offer have not been satisfied or waived on or before any scheduled Expiration Date, we may, in our sole discretion, extend the Offer for successive periods of up to ten business days each, until those conditions are satisfied or waived. However, we may not extend the Offer beyond December 31, 2009 (the “Outside Date”) without GVI’s consent.

•	If at the scheduled Expiration Date, all of the conditions to the Offer (other than the Minimum Tender Condition and other than any conditions which by their nature are to be satisfied at the closing of the Offer) are satisfied or, if permitted, waived, we will extend the Offer in increments of not more than ten (10) business days each until such time as the Minimum Tender Condition is satisfied. However, we are not required to extend the Offer beyond the Outside Date.

•	The Offer will also be extended for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC.

•	After the expiration of the Offer and acceptance of the Shares validly tendered in, and not validly withdrawn from, the Offer, the Merger Agreement may require us, or we may otherwise decide, to provide one or more “subsequent offering periods” in accordance with Rule 14d-11 under the Exchange Act, if Parent and Purchaser do not hold, in the aggregate, at least 90% of the issued and outstanding Shares following the time for acceptance of tendered Shares. A subsequent offering period, if provided, will be an additional period of at least 10 business days beginning on the next business day following the Expiration Date (however, in no event will any subsequent offering period extend beyond the Outside Date). If we provide a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period.
     If we provide a subsequent offering period, during the subsequent offering period you will be permitted to tender your Shares, but not withdraw your Shares, and receive $0.38 per Share, net to you in cash, without interest and less any applicable withholding taxes. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
     The Expiration Date. Unless extended in accordance with the terms of the Merger Agreement and applicable law, the Offer will expire at midnight, New York City time, at the end of the day on Thursday, December 3, 2009. Purchaser has agreed that it will not terminate the Offer before any scheduled Expiration Date, unless the Merger Agreement is terminated pursuant to its terms.
     GVI’s Board of Directors. Under the Merger Agreement, subject to applicable law, after Purchaser accepts for payment and pays for any Shares validly tendered and not validly withdrawn in the Offer (the “Acceptance Time”) and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, Parent is entitled to designate the number of directors that will give Purchaser representation on the GVI Board equal to at least that number of directors that is the product of (i) the total number of directors on the GVI Board (giving effect to the directors elected pursuant to this sentence), multiplied by (ii) the ratio of (A) the number of Shares that Parent beneficially owns directly or indirectly to (B) the total number of Shares that are issued and outstanding. At the request of Parent or Purchaser, GVI will use its commercially reasonable efforts to cause the election of Purchaser’s designees, including by using its commercially reasonable efforts to cause (i) a corresponding increase in the size of the GVI Board and/or (ii) a corresponding number of directors to tender their resignations as directors, effective as of date of the request, and to deliver to Parent written evidence of the resignation(s).
     If Purchaser’s designees are appointed or elected to the GVI Board, until the Effective Time, the GVI Board will have at least two directors who were directors of GVI on the date of the Merger Agreement and who are not officers of GVI or any of its subsidiaries (the “Independent Directors”). If the number of Independent Directors is reduced below two for any reason, the remaining Independent Directors will be entitled to designate persons to fill those vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill those vacancies who are not officers, stockholders or affiliates of GVI, any of its subsidiaries, Parent or Purchaser, and those persons will be deemed to be Independent Directors for purposes of the Merger Agreement.
     Upon request of Parent, GVI will also cause Parent’s designees to constitute at least the same percentage on (i) each committee of the GVI Board, subject to compliance with applicable securities Laws, and (ii) each board of directors (or similar body) of each GVI subsidiary and each committee of that board (or similar body) that Purchaser’s designees represent on the GVI Board. GVI’s obligations to appoint designees to the GVI Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.
     Following the election or appointment of Parent’s designees, the approval by affirmative vote or written consent of all of the Independent Directors then in office will be required to authorize (and that authorization will constitute the authorization of the GVI Board and no other action on the part of GVI will be required or permitted to authorize) (i) any amendment or termination of the Merger Agreement by GVI, (ii) any extension of time for performance of any obligation or action thereunder by Parent or Purchaser or (iii) any waiver or exercise of any of GVI’s rights under the Merger Agreement.
     The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:
•	Purchaser will be merged with and into GVI and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	GVI will be the Surviving Corporation; and

•	all of the rights, title and possession to all assets, property, rights, privileges, powers and franchises of GVI and Purchaser will vest in the Surviving Corporation and continue unaffected by the Merger.
     Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by stockholders who exercise appraisal rights under Delaware law with respect to such Shares) will be cancelled and converted automatically into the right to receive $0.38 (or any greater per Share price paid in the Offer), without interest thereon and less any required withholding taxes (the “Merger Consideration”), payable to the holder thereof in accordance with the terms of the Merger Agreement. At the Effective Time, all Shares will no longer be outstanding and will automatically be cancelled and all cease to exist, and each holder of any of those Shares immediately prior to the Effective Time will cease to have any rights with respect to those Shares, except the right to receive the Merger Consideration.
     Shares that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand, and who properly demands, appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262” and, such Shares, “Company Dissenting Shares”) will not be converted into the right to receive the Merger Consideration but rather, the holders of Company Dissenting Shares will be entitled only to payment of the fair value of such Company Dissenting Shares in accordance with Section 262 (and, at the Effective Time, those Company Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and those holders will cease to have any right with respect thereto, except the right to receive the fair value of such Company Dissenting Shares in accordance with Section 262). If any of those holders fail to perfect or otherwise waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of those holders’ Company Dissenting Shares will cease and those Company Dissenting Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration.
     As of the Effective Time, (i) each outstanding share of Purchaser will become a share of the Surviving Corporation, making the Surviving Corporation a wholly-owned subsidiary of Parent, (ii) the by-laws of Purchaser will be the by-laws of the Surviving Corporation, (iii) the certificate of incorporation of the Surviving Corporation will be amended to conform to Purchaser’s certificate of incorporation, (iv) the directors of Purchaser will be the initial directors of the Surviving Corporation, and (v) GVI’s officers will be the initial officers of the Surviving Corporation.
     Conditions to the Obligation to Close the Merger. The obligations of Parent and Purchaser, on the one hand, and GVI, on the other hand, to complete the Merger are subject to, among other things, the satisfaction of the following conditions:
•	the adoption of the Merger Agreement and the approval of the Merger by the stockholders holding a majority of the issued and outstanding shares of common stock of GVI, if required by applicable law; and

•	no judgment issued by a court of competent jurisdiction or by a governmental authority, nor any law or other legal restraint or prohibition, can be in effect that would make the Merger illegal or otherwise prevent the completion thereof; provided that the party seeking to assert this condition must have used those efforts required hereunder to resist, lift or resolve the judgment, law or other legal restraint or prohibition.
     Moreover, the obligations of Parent and Purchaser to complete the Merger are subject to Purchaser’s acceptance for payment of Shares validly tendered pursuant to the Offer. The Company’s obligations to complete the Merger are also subject to the performance by Parent and

Purchaser in all material respects of all obligations to be performed by them under the Merger Agreement at or before the closing of the Merger.
     Top-Up Option. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form merger” pursuant to applicable Delaware law. Pursuant to the Merger Agreement, GVI granted Purchaser an irrevocable option to purchase, at a price per Share equal to the Offer Price, at any time at or following acceptance for payment of the tendered Shares, that number of newly-issued Shares, the Top-Up Shares, equal to the lesser of (i) the number of Shares that, when added to the number of Shares held of record by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes at least one Share more than 90% of the total Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option (after giving effect to the issuance of the Top-Up Shares) or (ii) the aggregate of the number of Shares held as treasury shares by the Issuer and its subsidiaries and the number of Shares that the Issuer is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of options), subject to certain limitations set forth in the Merger Agreement and subject to the number of unissued shares authorized under GVI’s certificate of incorporation as of immediately before the issuance of the Top-Up Shares. The exercise price for the Top-Up Option may be paid by Purchaser either in cash or, at its election, with a promissory note bearing interest at the applicable Federal rate determined under Section 1274(d) of the Code or by any combination of cash and such promissory note, at a price per share equal to the Offer Price.
     Treatment of Options, Warrants and Restricted Stock. The Merger Agreement, GVI’s equity incentive plans and/or its equity award agreements or warrants provide for the acceleration of unvested securities and derivative securities of GVI. Specifically, at the Effective Time, all outstanding but unexercised options and warrants to acquire Shares will vest in full (to the extent then unvested) and be cancelled in the Merger in exchange for a lump sum cash payment payable by the Surviving Corporation in an amount equal to (x) the excess, if any, of $0.38 (i.e., the Offer Price) over the exercise price per Share applicable to the option or warrant, times (y) the total number of Shares for which such option or warrant is exercisable. At the Effective Time, any outstanding but unexercised options and warrants with an exercise price per share that equals or exceeds the Offer Price will terminate and be cancelled without consideration.
     Immediately following the Acceptance Time, the forfeiture provisions applicable to outstanding Shares of restricted stock will lapse and holders of Shares that were restricted stock will have the right to tender such Shares in the Offer. To the extent any restricted stock are not so tendered, upon the effective time of the Merger, such Shares will be cancelled and converted into the right to receive the Offer Price.
     Meeting of Stockholders to Approve the Merger; Merger Without Meeting of Stockholders. If the adoption of the Merger Agreement by the holders of common stock at a stockholders’ meeting is required by law, GVI will, at Parent’s request:
•	as soon as practicable following the expiration of the Offer, duly set a record date for, and call and give notice of, a meeting of its stockholders for the purpose of seeking the required stockholder vote for the approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of common stock (the “Required Stockholder Vote”), regardless of whether the GVI Board has withdrawn or modified its approval or recommendation of the Merger Agreement, the Merger or the Transactions;

•	as soon as practicable following the expiration of the Offer, prepare and file with the SEC a proxy statement and cause a definitive proxy statement for the special meeting to be mailed to its stockholders; and

•	recommend to its stockholders that they give the Required Stockholder Vote and use its commercially reasonable efforts to solicit proxies from its stockholders in favor of the adoption of the Merger Agreement and approval of the Merger and secure the required approval of the stockholders.
     GVI has agreed to include in the proxy statement the Recommendation (as defined below) of the GVI Board that stockholders of GVI vote in favor of the adoption of the Merger Agreement and the approval of the Merger. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then-owned of record by Parent, or Purchaser or with respect to which Parent or Purchaser have sole voting power, if any, in favor of the adoption of the Merger Agreement and approval of the Merger.
     If Parent, Purchaser and any of their subsidiaries and affiliates hold, in the aggregate, at least 90% of the outstanding Shares after Purchaser accepts for payment Shares validly tendered and not validly withdrawn in the Offer and after any subsequent offering period, the parties to the Merger Agreement will cause the Merger to become effective as promptly as practicable without a meeting of GVI’s stockholders pursuant to Section 253 of the DGCL.
     Representations and Warranties. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, GVI. Holders of Shares, restricted stock, options or warrants are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of GVI, Parent, Purchaser, or any of their respective subsidiaries or affiliates.
     In the Merger Agreement, GVI has made customary representations and warranties to Parent and Purchaser with respect to, among other things:
•	corporate matters related to GVI and its subsidiaries, including, but not limited to, organization, standing, power and authority;

•	its capitalization;

•	its subsidiaries;

•	the authority of GVI to enter into the Merger Agreement, including approval by the GVI Board, on recommendation of the Special Committee;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	the absence of certain liens;

•	financial statements and public SEC filings;

•	the absence of undisclosed liabilities;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	conduct of business in all material respects in the ordinary course of business consistent with past practice and the absence of a Company Material Adverse Effect (as defined below);

•	litigation;

•	the offer documents, Schedule 14D-9 and the proxy statement to be filed by GVI in connection with the Merger Agreement;

•	finders’ and brokers’ fees and expenses;

•	employee benefit plans, ERISA matters and certain related matters;

•	receipt of the Company Financial Advisor’s Opinion by the Special Committee and the GVI Board;

•	taxes;

•	environmental matters;

•	compliance with laws and permits;

•	intellectual property;

•	labor matters and employment agreements;

•	insurance;

•	inapplicability of state takeover statutes;

•	material contracts; and

•	real property.

     Some of the representations and warranties in the Merger Agreement made by GVI are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, circumstance, change or effect that has a material adverse effect on (i) the financial condition, results of operations, business, assets or liabilities (contingent or otherwise) of GVI and its subsidiaries considered as a single enterprise, or (ii) the ability of GVI to perform its obligations under the Merger Agreement or to consummate the Merger, the Offer, and the Transactions. The definition of “Company Material Adverse Effect” does not include the impact of:
•	general political, economic or market conditions or general changes or developments in the industry in which GVI and its subsidiaries operate that do not materially and disproportionately adversely affect the business, operations, assets, liabilities, financial condition or results of operations of GVI and its subsidiaries considered as a single enterprise compared to businesses or entities operating in the same industry in which GVI and its subsidiaries operate;

•	acts of terrorism or war (whether or not declared) or natural disasters;

•	any action taken by GVI or any of GVI’s subsidiaries expressly authorized, permitted or required by the Merger Agreement or with Parent’s prior written consent;

•	changes in law or any applicable accounting regulations or principles or the interpretations thereof that do not materially and disproportionately adversely affect the business, operations, assets, liabilities, financial condition or results of operations of GVI and its subsidiaries considered as a single enterprise compared to businesses or entities operating in the same industry in which GVI and its subsidiaries operate; or

•	changes in the price or trading volume of GVI’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso).
     Notwithstanding the foregoing, either the termination of the Distributorship Agreement, dated October 2, 2006, as amended on November 20, 2008 (the “Distributorship Agreement”), between Samsung Electronics Co., Ltd. (“Samsung”) and GVI Security Inc. or the written notification by Samsung of its intention to terminate the Distributorship Agreement shall be deemed to be a “Company Material Adverse Effect”.
     In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to GVI with respect to, among other things:
•	corporate matters, including, but not limited to, organization, standing, power and authority;

•	the authority of Parent and Purchaser to enter into the Merger Agreement;

•	ownership of Purchaser by Parent;

•	consents and approvals, and no violations of laws, governance documents or agreements;

•	the offer documents and the proxy statement;

•	absence of litigation;

•	availability of funds;

•	other agreements and understandings; and

•	access to information regarding GVI.
     Conduct of Business of GVI pending the Merger. Except as required by the terms of the Merger Agreement, or consented to by Parent, from the date of the Merger Agreement until the Effective Time, GVI has agreed that it will, and will cause its subsidiaries to, (i) conduct their operations in all material respects in the ordinary course of business and (ii) use their respective reasonable best efforts to maintain intact their respective business organizations and to maintain their significant beneficial business relationships. In addition, except as required or expressly permitted by the terms of the Merger Agreement or consented to by Parent, from the date of the Merger Agreement to the Effective Time, GVI will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions set forth in the Merger Agreement:
•	generally acquire or dispose of, or subject to any lien (other than as permitted by the Merger Agreement), any assets or securities that are material to GVI and its subsidiaries;

•	terminate, cancel, modify or enter into any material commitment or agreement;

•	acquire, or purchase an equity interest in or a substantial portion of the assets of, any business organization or division thereof;

•	amend or propose to amend its certificate of incorporation or bylaws or, in the case of GVI’s subsidiaries, their respective constituent documents, except for those amendments that will not have an adverse effect on the Offer, the Merger and the Transactions;

•	declare or pay any dividend or other distribution with respect to any shares of its capital stock;

•	generally purchase, split, combine or redeem any shares of its equity securities or other ownership interests or any rights to acquire any of its equity securities or interests other than in connection with (x) the relinquishment of shares by former or current employees and directors of GVI in payment of withholding tax upon the vesting of restricted stock or (y) the cashless or net exercise of any options or warrants granted but not exercised, expired or terminated prior to the Effective Time;

•	except for the common stock issuable upon exercise or conversion of the options or warrants outstanding on the date of the Merger Agreement (or granted after the date of the Merger Agreement as permitted by the Merger Agreement) and the vesting of restricted stock awards granted prior to the execution of the Merger Agreement, issue, sell, or dispose of any shares of, or any rights of any kind to acquire any shares of, its capital stock of any class, or any other securities in respect of any class of its capital stock outstanding on the date of the Merger Agreement;

•	incur or guarantee any indebtedness for borrowed money;

•	make any loans except to or for the benefit of its subsidiaries;

•	subject to certain exceptions: (i) grant or increase any severance or termination pay to any current or former director, executive officer or employee of GVI or its subsidiaries, (ii) execute any employment, deferred compensation or other similar agreement (or any amendment to any existing agreement) with any director, executive officer or employee of GVI or its subsidiaries, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of GVI or its subsidiaries, (v) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (vi) provide any material benefit to a current or former director, executive officer or employee of GVI or its subsidiaries not required by any existing agreement or employee benefit plan, or (vii) take any action that would result in its incurring any obligation for any payments or benefits becoming due or materially increasing under any employee benefit plan or resulting in the material acceleration of any payment, funding or vesting of those benefits;

•	execute or amend in any material respect any material employment, consulting, severance or indemnification agreement between GVI or any of its subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by GVI or any of its subsidiaries (in each case, other than as required by existing employee benefit plans or employment agreements or by applicable law);

•	(i) make any changes in its reporting for taxes or accounting methods other than as required by U.S. GAAP or applicable law; (ii) make, change or rescind any tax election; (ii) make any change to its method of reporting income, deductions, or other tax items for tax purposes; (iv) settle or compromise any tax liability; (v) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment; (vi) surrender the right to any refund of taxes; or (viii) enter into any transaction with an affiliate outside the ordinary course of business if that transaction would give rise to a material tax liability;

•	settle or otherwise resolve any litigation or other legal proceedings outside the ordinary course of business consistent with past practice as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in GVI’s financial statements;

•	other than in the ordinary course of business and consistent with past practices, pay or discharge any claims, liens or liabilities involving more than $50,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in GVI’s financial statements;

•	make or commit to make capital expenditures exceeding by $50,000 or more than the aggregate budgeted amount set forth in GVI’s fiscal 2009 capital expenditure plan previously provided to Parent;

•	(i) enter into, extend, terminate or amend any material contract of GVI, or (ii) enter into any agreement or commitment that materially restricts GVI or any of its subsidiaries, or that would reasonably be expected to materially limit Parent or any of its subsidiaries from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its subsidiaries;

•	adopt a plan or agreement or liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	enter into any new line of business outside of its existing business segments; or

•	take or agree in writing or otherwise to take any of the actions described in the foregoing.
     No Solicitation. Immediately following execution of the Merger Agreement, GVI will, and will cause its respective officers, directors, employees, agents, advisors and representatives (collectively, “representatives”) and each of its subsidiaries and their respective representatives to, cease any solicitations, discussions and negotiations with any person (other than Parent or Purchaser) that has made or has indicated an intention to make a Takeover Proposal (as defined below). GVI will request the prompt return or destruction of all confidential information previously furnished to any such person in connection with such Takeover Proposals.
     From the date of the Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement, GVI agreed that it will not and will cause its subsidiaries and their respective representatives not to, directly or indirectly:
•	initiate, solicit, or knowingly encourage the submission of a Takeover Proposal;

•	approve or recommend any Takeover Proposal, enter into any agreement or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing);

•	participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that would reasonably be expected to lead to, any Takeover Proposal; or
•	release any person from, fail to enforce, or modify or waive any applicable provision of, any applicable confidentiality, standstill or similar agreement with respect to any Takeover Proposal.
     Prior to the Acceptance Time, in response to an unsolicited written Takeover Proposal from a third party that did not result from a breach of the Merger Agreement or any standstill or similar agreement and that the GVI Board determines in good faith is or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the GVI Board’s obligations under applicable law and its fiduciary duties to GVI’s stockholders, GVI and its representatives may, after providing at least twenty-four hours advance written notice to Parent:
•	furnish information with respect to GVI and its subsidiaries to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement that is no less favorable to GVI than the confidentiality agreement, dated May 8, 2009, between GenNx360 and GVI (the “Confidentiality Agreement”). The confidentiality agreement will include standstill provisions and other covenants at least as restrictive as the provisions in the Confidentiality Agreement, but will not include any provision calling for an exclusive right to negotiate with GVI, and GVI will provide to Parent all non-public information delivered to such Person that was not previously provided to Parent; and

•	conduct such additional discussions as the GVI Board will determine (including solicitation of a revised Takeover Proposal).
     Notwithstanding the restrictions described above, if prior to the Acceptance Time the GVI Board determines in good faith that the failure to take one of the following actions would be inconsistent with its obligations under applicable law and its fiduciary duties to GVI’s stockholders, the GVI Board may, after providing at least twenty-four hours advance written notice to Parent:
•	withdraw or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the recommendation by the GVI Board of the Merger Agreement, the Offer, the Merger or the Transactions;

•	approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal; or

•	to the extent permitted pursuant to the Merger Agreement, authorize GVI to enter into a letter of intent or binding written agreement concerning a transaction that constitutes a Superior Proposal.
     During the twenty-four hour advance notice period referred to above GVI must negotiate in good faith with Parent and Purchaser to make adjustments to the Merger Agreement so that the Takeover Proposal no longer constitutes a Superior Proposal.
     The Merger Agreement does not prohibit GVI or the GVI Board from taking and disclosing to GVI’s stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or making any required disclosure to GVI’s stockholders if in the good faith judgment of the GVI Board, after consultation with its outside counsel, it is required to do so under applicable law, provided that, the GVI Board will not recommend that the stockholders of GVI tender their Shares in connection with any such tender or exchange offer unless the GVI Board determines in good faith that such Takeover Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the GVI Board’s obligations under applicable law and its fiduciary duties to GVI’s stockholders.
     In addition, GVI has agreed to notify Parent promptly of any requests for information or discussion with respect to a Takeover Proposal, the material terms and conditions of such Takeover Proposal, and the identity of the person making such requests, and GVI will keep Parent informed of the status of any such Takeover Proposal and will provide Parent with copies of any written materials received that relate to such Takeover Proposal.
     For purposes of this Offer to Purchase and the Merger Agreement:
•	“Takeover Proposal” means any inquiry, proposal or offer from any person or group of persons, other than Parent, Purchaser or any of their affiliates, relating to any acquisition, reorganization, share exchange, liquidation, business combination, offer or other similar transaction involving (i) the assets or businesses that represent 20% or more of the total revenue, operating income, or assets of GVI and its subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding common stock or any other GVI capital stock or equity or voting interests in any of GVI’s subsidiaries holding, individually or taken together, the assets or business referred to in clause (i) above, in each case, other than the Offer, the Merger, and the Transactions.

•	“Superior Proposal” means any bona fide, unsolicited written offer that is obtained after the date of the Merger Agreement and that did not result from a breach of the Merger Agreement or any standstill or similar agreement involving (i)(a) any transaction that results in the holders of common stock immediately before such transaction ceasing to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or (b) any sale of all or substantially all of the assets of GVI, or (ii) a reorganization, share exchange, recapitalization, liquidation, business combination, offer, or other similar transaction, that in the case of each of clauses (a) and (b), provides cash, securities or both to the holders of common stock immediately before such transaction on terms that the GVI Board determines in its good faith judgment (x) would result in a transaction that is more favorable to the holders of common stock from a financial point of view than the Offer, the Merger and the Transactions (y) is reasonably capable of being completed on the terms proposed and (z) is not subject to a financing contingency.
     Employee Benefit Matters. Parent agrees to honor all GVI’s employee benefit plans and all employment and severance agreements, in each case as required by the Merger Agreement.
     For six months following the Effective Time, Parent agrees to provide current employees of GVI and its subsidiaries who remain employed by GVI or its subsidiaries employee benefits that are comparable to those benefits provided to such employees prior to the Effective Time (any equity-based plan, stock purchase plan, defined benefit pension plan, or retiree health plan is excluded for purposes of comparability). Parent will be under no obligation to retain any employees of GVI or its subsidiaries other than as required by applicable law or as otherwise agreed to in the Merger Agreement.
     Standard of Efforts; Required Approvals. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to do all things necessary or advisable to consummate the transactions contemplated by the Offer, the Merger and the Transactions, including:
•	obtaining all consents, approvals, authorizations and actions required in connection with the consummation of the Offer, the Merger and the Transactions;

•	the taking of all necessary steps to obtain an approval or waiver from, or to avoid an action by, a governmental authority;

•	the obtaining of all necessary consents from third parties;

•	contesting any action that restricts or prohibits the consummation of the Offer, the Merger or the Transactions; and

•	the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.
     Public Statements. GVI, Parent and Purchaser will consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement or other disclosure with respect to the Merger Agreement or the Transactions and will not issue any public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.
     Indemnification and Insurance. Parent and Purchaser agreed that all existing rights to indemnification by GVI in favor of each person who prior to the Effective Time had been an officer, director or employee of GVI or any of its subsidiaries or who acts as a fiduciary under any of GVI’s employee benefit plans (each an “Indemnified Party”) as provided in GVI’s certificate of incorporation, bylaws, or any other agreements in effect on the date of the Merger Agreement and as agreed to therein, will survive the Merger for at least six years after the

Effective Time. Nothing in the Merger Agreement will require the Surviving Corporation to provide indemnification to any person with respect to actions or omissions occurring on and after the Effective Time.
     For six years after the Effective Time, Parent and the Surviving Corporation will jointly and severally indemnify each Indemnified Party against all claims and liabilities arising out of actions or omissions occurring at or prior to the Effective Time, and will reimburse each Indemnified Party for any expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claims or liabilities.
     For at least six years after the Effective Time, Parent will cause the Surviving Corporation to maintain GVI’s officers’ and directors’ liability insurance policies in effect on the date of the Merger Agreement (the “D&O Insurance”); provided that:
•	the Surviving Corporation may substitute policies of at least the same coverage and amounts with terms no less advantageous to such former directors or officers and this substitution will not result in lapses of coverage of matters occurring prior to the Effective Time;

•	neither Parent nor the Surviving Corporation will be required to annually expend more than 300% of current annual premiums paid by GVI for such insurance (the “Maximum Amount”);

•	if the amount of the annual premiums necessary to maintain such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation will maintain for the six-year period as much coverage as reasonably practicable for the Maximum Amount; and

•	Parent will have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance.
     Section 16 Matters. Prior to the Effective Time, Parent, Purchaser and GVI will take all steps required to cause the transactions involving the vesting and exercise of the options and restricted stock any other dispositions of equity securities of GVI (including derivative securities) in connection with the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GVI to be exempt under Rule 16b-3 under the Exchange Act.
     Access to Information; Confidentiality. From the date of the Merger Agreement until the Effective Date, GVI will, and will cause its subsidiaries and their respective representatives to, give Parent, Purchaser and their respective representatives reasonable access to its representatives, properties, books, records and other assets and will furnish Parent and Purchaser all data and information as Parent and Purchaser may reasonably request. Parent and Purchaser, at their sole cost and risk, will have the right to make such due diligence investigations as Parent and Purchaser will deem necessary, upon reasonable notice to GVI; provided, that any such investigations will be conducted under the supervision of appropriate personnel of GVI and in a manner as not to unreasonably interfere with the normal operation of the business of GVI.

     Notification of Certain Matters. GVI will give prompt notice to Parent and Purchaser, and Parent and Purchaser will give prompt notice to GVI, of any notice received from any governmental entity or person alleging that the consent of such entity or person is required in connection with the Transactions.
     Securityholder Litigation. The Company will give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against GVI and/or its directors relating to the Offer, the Merger or the Transactions, and no settlement will be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).
     Termination. The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by a majority of the stockholders of GVI:
(i) by mutual written consent of Parent, Purchaser and GVI;
(ii) by either GVI or Parent, if (A) Merger Sub has not accepted for payment the Shares validly tendered and not validly withdrawn pursuant to the Offer in accordance with the terms thereof on or prior to the Outside Date or (B) the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate the Merger Agreement under clause (A) or (B) is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the proximate cause of the event specified in clause (A) or (B);
(iii) by either GVI or Parent, if any judgment issued by a court of competent jurisdiction or by a governmental authority, or law or other legal prohibition making the Merger illegal or otherwise preventing the consummation of the Merger Agreement is in effect and has become final and nonappealable; provided that the party seeking to terminate the Merger Agreement as a result of this paragraph (iii) must have reasonably attempted to resist or resolve such judgment, law or legal prohibition;
(iv) by Parent prior to the Acceptance Time, if: (A) the GVI Board or any special committee thereof has withdrawn (or modified in a manner adverse to Parent or Purchaser) the recommendation or declaration of advisability by the GVI Board or any special committee thereof, as applicable, of the Merger Agreement, the Offer, the Merger or the Transactions, (B) the GVI Board has failed to recommend to its stockholders that they accept the Offer, or (C) the GVI Board or a special committee thereof has failed to reconfirm the recommendation or declaration of advisability by the GVI Board or a special committee thereof, as applicable, of the Merger Agreement, the Offer, the Merger or the Transactions within three business days after the receipt of a written request from Parent that it do so, if that request is made following the making by any person of a Takeover Proposal (which reconfirmation request may be made by Parent only once with respect to each Takeover Proposal); or (D) GVI has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of a condition in the Merger Agreement and (2) is incapable of being cured or has not been cured within 10 business days after written notice has been given by Parent to GVI of the breach or failure to perform; or
(v) by GVI, if (A) prior to the Acceptance Time, (1) GVI is in compliance with certain of its obligations under the Merger Agreement regarding non-solicitation and recommendation of alternative proposals, (2) the GVI Board or a special committee thereof has received a Superior Proposal, (3) the GVI Board or a special committee thereof concurrently approves, and GVI concurrently with the termination of the Merger Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal and (4) GVI prior to, or concurrently with, that termination pays to Parent the Termination Fee (as defined below); or (B) Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would reasonably be expected to have a material adverse effect on the ability of Parent or Purchaser to perform its obligations under the Merger Agreement, and (2) is incapable of being cured or has not been cured by Parent within 10 business days after written notice has been given by GVI to Parent of such breach or failure to perform.
     The party desiring to terminate the Merger Agreement shall give written notice of such termination to the other party.
     Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain exceptions described below and in the Merger Agreement, there will be no liability on the part of Parent, Purchaser or GVI. No party is relieved of any liability for a material breach of the Merger Agreement.
     GVI has agreed to pay Parent a termination fee of $1,000,000 (the “Termination Fee”), in the event that:
•	Parent terminates the Merger Agreement pursuant to its termination rights described in subsection (iv)(A), (B) or (C) in the section labeled “Termination” above; or

•	GVI terminates the Merger Agreement pursuant to its termination rights described in subsection (v)(A) in the section labeled “Termination” above.
     The Termination Fee is required to be paid in immediately available funds to Parent or its designated affiliate no later than one business day after termination of the Merger Agreement or the completion of a Takeover Proposal, as applicable.
     If the Merger Agreement is terminated by either party for any reason other than pursuant to subsection (iv)(A), (B) or (C) or (v) in the section labeled “Termination” above, then all costs and expenses incurred by Parent and Purchaser in connection with the Merger Agreement and the Transactions will be paid by GVI up to a maximum amount of $500,000.
     Specific Performance. The Merger Agreement provides that, in addition to any other remedies to which GVI is entitled, including the remedy described in “Effect of Termination”

above, GVI is entitled to specific performance in the event Parent or Purchaser breach the Agreement, including the right to fully enforce the Commitment Letter (described under “Commitment Letter” below). Parent and Purchaser are also entitled to seek specific performance in the event GVI breaches the Agreement.
     Fees and Expenses. Costs and expenses incurred by the parties in connection with the Offer, the Merger and the Transactions will be paid by the party incurring such costs and expenses, except for the expense reimbursement provisions described under “Effect of Termination” above.
     Commitment Letter
     On October 21, 2009, simultaneously with the execution of the Merger Agreement, the Sponsor, an affiliate of Parent and Purchaser, provided a commitment letter to Parent and Purchaser obligating the Sponsor to provide funds to Parent and Purchaser sufficient to permit Parent and Purchaser to pay the consideration in the Offer and the Merger (the “Commitment Letter”). GVI has the right under certain circumstances to cause the Sponsor to fund its capital commitment and cause the Purchaser to consummate the Transactions. The Commitment Letter also includes the Sponsor’s guarantee of certain monetary obligations that may be owed to GVI pursuant to the Merger Agreement, including funds that may be due to GVI in the event of a breach of the Merger Agreement. This summary is qualified in its entirety by reference to the Commitment Letter, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated in this Offer to Purchase by reference.
     Stockholder Tender and Support Agreement
          On October 21, 2009, simultaneously with the execution of, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Principal Stockholders entered into Support Agreements with Parent and Purchaser. The Support Agreements provide, among other things, that each Principal Stockholder will, no later than three business days after receipt by such Principal Stockholder of the Letter of Transmittal and related materials pursuant to the terms of the Offer, validly tender all of such Principal Stockholder’s Shares and will not withdraw from the Offer any of such Principal Stockholder’s Shares. As of October 21, 2009, the Principal Stockholder’s owned 6,252,633 Shares (assuming the exercise of all warrants held by the Principal Stockholders having an exercise price less than the Offer Price) or approximately 22% of the outstanding Shares (including restricted stock and assuming the exercise of all such warrants held by the Principal Stockholders and having an exercise price less than the Offer Price). This summary is qualified in its entirety by reference to the form of Support Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated in this Offer to Purchase by reference.
     Amended and Restated Employment Agreements
     At the Effective Time, the Surviving Corporation will execute an amended and restated employment agreement with Steven Walin (the “Amended and Restated Walin Agreement”). The Amended and Restated Walin Agreement provides that Mr. Walin’s employment shall terminate on December 31, 2013, subject to any extension or early termination of Mr. Walin’s employment pursuant to the terms of the Amended and Restated Walin Agreement. Mr. Walin will remain the Surviving Corporation’s Chief Executive Officer during the period of his employment, in accordance with terms and conditions of the Amended and Restated Walin Agreement. The Surviving Corporation will pay Mr. Walin an annual base salary of $375,000 and he will be eligible to receive annual target bonuses based upon the Surviving Corporation’s EBITDA targets. Mr. Walin will be entitled to participate in all employee savings and welfare benefit plans and programs made available to the Surviving Corporation’s senior-level executives on a basis no less favorable than provided to other similarly-situated executives. Pursuant to the Amended and Restated Walin Agreement, on the Effective Date, Mr. Walin will receive his annual bonus for calendar year 2009 in an amount equal to $187,500 and a transaction bonus in an amount equal to $300,000 in connection with the merger. In addition, pursuant to the Walin Subscription Agreement (as defined below) Mr. Walin will receive a grant of certain additional equity interests in Parent that will vest over the four-year period following the consummation of the Merger, contingent upon Mr. Walin’s continued employment with the Surviving Corporation during such period. In the event that Mr. Walin’s employment with the Surviving Corporation is terminated by the Surviving Corporation without “Cause” or by Mr. Walin for “Good Reason” (as such terms are defined in the Amended and Restated Walin Agreement), Mr. Walin will be entitled to (i) his base salary through the date of termination, (ii) any unpaid annual bonus earned with respect to any fiscal year preceding the date of termination, (iii) a pro rated annual bonus for the fiscal year in which the date of termination occurs, (iv) payment of base salary as salary continuation for a period of twelve (12) months, payable in accordance with the regular payroll practices; provided, that if such termination occurs within 12 months after a “Change in Control” Mr. Walin will instead be entitled to a payment of base salary as salary continuation for a period of twenty-four (24) months, payable in accordance with the regular payroll practices, (v) continued participation in all welfare benefit plans and programs available to him immediately prior to the date of termination for a period of twelve (12) months and the Surviving Corporation will pay for his premiums for continuing coverage under COBRA under the Surviving Corporation’s group medical plan for a period of twelve (12) months; provided, that if such termination occurs within 12 months after a “Change in Control” Mr. Walin will instead be entitled to continued participation in all welfare benefit plans and programs available to him immediately prior to the date of termination for a period of twenty-four (24) months and the Surviving Corporation will pay for his premiums for continuing coverage under COBRA under the Surviving Corporation’s group medical plan for a period of eighteen (18) months and (vi) any amounts earned, accrued or owing to Mr. Walin but not yet paid with respect to reimbursement of business expenses and accrued vacation.
     At the Effective Time, the Surviving Corporation will execute an amended and restated employment agreement with Joseph Restivo (the “Amended and Restated Restivo Agreement”). The Amended and Restated Restivo Agreement provides that Mr. Restivo’s employment shall terminate on December 31, 2013, subject to any extension or early termination of Mr. Restivo’s employment pursuant to the terms of the Amended and Restated Restivo Agreement. Mr. Restivo will remain the Surviving Corporation’s Chief Financial Officer during the period of his employment, in accordance with terms and conditions of the Amended and Restated Restivo Agreement. The Surviving Corporation will pay Mr. Restivo an annual base salary of $250,000 and he will be eligible to receive annual target bonuses based upon the Surviving Corporation’s EBITDA targets. Mr. Restivo will be entitled to participate in all employee savings and welfare benefit plans and programs made available to the Surviving Corporation’s senior-level executives on a basis no less favorable than provided to other similarly-situated executives. Pursuant to the Amended and Restated Restivo Agreement, on the Effective Date, Mr. Restivo will receive his annual bonus for calendar year 2009 in an amount equal to $125,000 and a transaction bonus in an amount equal to $300,000 in connection with the merger. In addition, pursuant to the Restivo Subscription Agreement (as defined below) Mr. Restivo will receive a grant of certain additional equity interests in Parent that will vest over the four-year period following the consummation of the merger, contingent upon Mr. Restivo’s continued employment with the Surviving Corporation during such period. In the event that Mr. Restivo’s employment with the Surviving Corporation is terminated by the Surviving Corporation without “Cause” or by Mr. Restivo for “Good Reason” (as such terms are defined in the Amended and Restated Restivo Agreement), Mr. Restivo will be entitled to (i) his base salary through the date of termination, (ii) any unpaid annual bonus earned with respect to any fiscal year preceding the date of termination, (iii) a pro rated annual bonus for the fiscal year in which the date of termination occurs, (iv) payment of base salary as salary continuation for a period of twelve (12) months, payable in accordance with the regular payroll practices; provided, that if such termination occurs within 12 months after a “Change in Control” Mr. Restivo will instead be entitled to a payment of base salary as salary continuation for a period of twenty-four (24) months, payable in accordance with the regular payroll practices, (v) continued participation in all welfare benefit plans and programs available to him immediately prior to the date of termination for a period of twelve (12) months and the Surviving Corporation will pay for his premiums for continuing coverage under COBRA under the Surviving Corporation’s group medical plan for a period of twelve (12) months; provided, that if such termination occurs within 12 months after a “Change in Control” Mr. Restivo will instead be entitled to continued participation in all welfare benefit plans and programs available to him immediately prior to the date of termination for a period of twenty-four (24) months and the Surviving Corporation will pay for his premiums for continuing coverage under COBRA under the Surviving Corporation’s group medical plan for a period of eighteen (18) months, (vi) any amounts earned, accrued or owing to Mr. Restivo but not yet paid with respect to reimbursement of business expenses and accrued vacation and (vii) payment of up to $75,000 in cash on an after-tax basis for reasonable and documented relocation expenses.
     The foregoing summary is qualified in its entirety by reference to the full text of each of the Amended and Restated Walin Agreement and the Amended and Restated Restivo Agreement, which have been filed as Exhibits (a)(5)(B) and (a)(5)(C) to the Schedule TO and is incorporated in this Offer to Purchase by reference.
     Restricted Stock Agreements
     Pursuant to the Amended and Restated Walin Agreement, Mr. Walin and Parent will enter into a restricted stock subscription agreement on the Effective Date (the “Walin Subscription Agreement”) whereby Parent will grant to Mr. Walin restricted shares of Parent’s common stock which will vest as to 25% of the restricted shares subject thereto on the first anniversary of the Effective Date, and as to the remaining shares monthly thereafter for 36 months in equal portions, subject to Mr. Walin’s continued service to the Surviving Company through each vesting date. The restricted shares granted to Mr. Walin may be forfeited, or the vesting of such restricted shares may be accelerated, under certain conditions. In addition and subject to certain conditions, the Walin Subscription Agreement provides for anti-dilution protection, whereby Parent will be required to take any and all actions to preserve Mr. Walin’s ownership percentage of the outstanding equity of Parent as of the Effective Date, on a fully diluted, as-converted basis.
     Pursuant to the Amended and Restated Restivo Agreement, Mr. Restivo and Parent will enter into a restricted stock subscription agreement on the Effective Date (the “Restivo Subscription Agreement”) whereby Parent will grant to Mr. Restivo restricted shares of Parent’s common stock which will vest as to 25% of the restricted shares subject thereto on the first anniversary of the Effective Date, and as to the remaining shares monthly thereafter for 36 months in equal portions, subject to Mr. Restivo’s continued service to the Surviving Company through each vesting date. The restricted shares granted to Mr. Restivo may be forfeited, or the vesting of such restricted shares may be accelerated, under certain conditions. In addition and subject to certain conditions, the Restivo Subscription Agreement provides for anti-dilution protection, whereby Parent will be required to take any and all actions to preserve Mr. Restivo’s ownership percentage of the outstanding equity of Parent as of the Effective Date, on a fully diluted, as-converted basis.
     The foregoing summary is qualified in its entirety by reference to the form of Restricted Stock Subscription Agreement, which has been filed as Exhibit (d)(4) to the Schedule TO and is incorporated in this Offer to Purchase by reference.
     Confidentiality Agreement
     On May 8, 2009, GVI and GenNx360 entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, both parties mutually agreed that, subject to certain exceptions, any information regarding themselves and their respective subsidiaries and affiliates furnished to the other party or to its representatives would be used by such receiving party and their respective representatives solely for the purpose of considering, evaluating and negotiating a possible transaction between GenNx360 and its affiliates and GVI and would be kept confidential except as provided in the Confidentiality Agreement. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(5) to the Schedule TO and is incorporated in this Offer to Purchase by reference.
     Effects of Inability to Complete the Merger
     If, following the completion of the Offer, the Merger is not completed for any reason (see “Conditions to Completion of the Merger” above), Parent, which owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by Parent or its affiliates. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act, GVI has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding Shares beneficially owned by Parent, Purchaser or any of their respective affiliates) of the directors of GVI to consist of persons designated by Purchaser (see “The Merger Agreement — Directors” above). As a result of its ownership of such Shares and right to designate nominees for election to the GVI Board (assuming no waiver of the Minimum Tender

Condition, which would require consent by GVI), Parent indirectly will be able to control decisions of the GVI board of directors and the decisions of Purchaser as a stockholder of GVI. This concentration of control in one stockholder may adversely affect the market value of the Shares.
     If Parent controls more than 50% of the outstanding Shares following the completion of the Offer but the Merger is not completed, stockholders of GVI, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval or to prevent Parent and its affiliates from taking stockholder action.
12. Source and Amount of Funds
     Based upon the number of Shares described in the Introduction to this Offer to Purchase, Purchaser estimates that the total amount of cash required to acquire all of the Shares pursuant to the Offer and complete the Merger (including related fees and expenses) will be approximately $12,000,000. All such funds are currently available from the committed equity capital of the Sponsor, which the Sponsor has committed to use to capitalize Parent and Purchaser in an aggregate amount sufficient to acquire all the Shares in the Offer and complete the Merger. Parent and Purchaser do not anticipate obtaining financing from any unaffiliated party of any amounts necessary to fund the consideration to pay for the Shares in the Offer and complete the Merger, and neither the Offer nor the Merger is subject to any financing contingency. Parent and Purchaser do not anticipate the need to seek alternate sources of funding.
     We do not believe Purchaser’s or Parent’s financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash that will be made available to us by the Sponsor, (ii) the Offer is not subject to any financing condition and (iii) if we complete the Offer, we will acquire all remaining Shares for the same price in the Merger. In addition, Purchaser and Parent have been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer.
13. Conditions of the Offer
     Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (the “Payment Rules”), to pay for any Shares tendered pursuant to the Offer unless the Minimum Tender Condition has been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser is not required to accept for payment or, subject to the Payment Rules, to pay for any Shares not accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement if, at the effective Expiration Date, any of the following conditions exists:

•	any judgment or decree issued by a court of competent jurisdiction or by any Federal, state, local or foreign governmental or regulatory authority, or any law or other legal restraint, is in effect that would make the Offer or the Merger illegal or otherwise prevent the completion thereof; provided that Purchaser does not assert this condition unless Parent and Purchaser have used those efforts required by the Merger Agreement to resist, lift or resolve such judgment, decree, law, or regulation or other legal restraint;

•	no fact, circumstance, event, change, effect or development has occurred which has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the GVI Board has (i) withdrawn (or amended in a manner adverse to Parent or Purchaser) the recommendation or declaration of advisability by the GVI Board of the Merger Agreement, the Offer, the Merger or the Transactions, (ii) failed to recommend to the holders of Shares that they accept the Offer, (iii) failed to reconfirm the recommendation or declaration of advisability by the GVI Board, of the Merger Agreement, the Offer, the Merger or the other Transactions within three business days after the receipt of a written request from Parent that it do so if such request is made following the making of a Takeover Proposal or (iv) failed to recommend against any Takeover Proposal;

•	(i) any representation and warranty of GVI regarding capitalization, authorization or its subsidiaries without giving effect to materiality or Company Material Adverse Effect qualifiers is not true and correct in all material respects; (ii) any representation and warranty of GVI set forth in the Merger Agreement (other than regarding capitalization, authorization or its subsidiaries) that is qualified by reference to Company Material Adverse Effect is not true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) and (iii) any representation and warranty of GVI set forth in the Merger Agreement that is not so qualified (other than regarding capitalization, authorization or its subsidiaries) is true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (iii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that for purposes of determining the satisfaction of clause (iii), the representations and warranties of GVI that are not qualified by reference to a material adverse effect are deemed not qualified by any references therein to materiality generally;

•	GVI fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of GVI to be performed or complied with by it under the Merger Agreement before the effective Expiration Date; or

•	the Merger Agreement is terminated in accordance with its terms, which, in the sole and reasonable judgment of Purchaser or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.
     The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of that right, the waiver of any right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right that may be asserted at any time and from time to time.
14. Dividends and Distributions
     The Merger Agreement provides that before the Effective Time, unless Parent otherwise consents in writing, GVI cannot, and cannot permit any of its subsidiaries to, (i) declare or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, or (ii) purchase, redeem or otherwise acquire (or offer to do so), any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by former or current employees and directors of GVI in payment of withholding tax upon the vesting of restricted stock or (y) the cashless or net exercise of options or warrants. See Section 11 — “Purpose of the Offer and Plans for GVI; Summary of the Merger Agreement and Certain Other Agreements.”
15. Certain Legal Matters
     General. Except as otherwise set forth in this Offer to Purchase, based on information provided by GVI, none of GVI, Parent or Purchaser are aware of any licenses or other regulatory permits which appear to be material to the business of GVI and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, none of GVI, Parent or Purchaser are aware of any filings, approvals or other actions by or with any Governmental Authority or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to GVI’s or Parent’s business or that certain parts of GVI’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 -“Conditions of the Offer.”
     Stockholder Approval. GVI has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by GVI and the completion by GVI of the

Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of GVI, and no other corporate proceedings on the part of GVI are necessary to authorize the Merger Agreement or to complete the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of the then-outstanding Shares representing at least a majority of the votes entitled to be cast at a meeting of stockholders, if and to the extent required by applicable law, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). As described below, such approval is not required if the Merger is completed pursuant to the short-form merger provisions of the DGCL. According to GVI’s certificate of incorporation, the Shares are the only securities of GVI that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, during any Subsequent Offering Period or otherwise, Purchaser owns more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of GVI.
     Short-Form Merger. Section 253 of the DGCL generally provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary entitled to vote on a merger, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, Parent could, and (subject to the satisfaction of waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the stockholders of GVI in accordance with Section 253 of the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following completion of the Offer, Parent and Purchaser could seek to purchase additional Shares in the open market, from GVI or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.
     State Takeover Laws. A number of states (including Delaware, where GVI is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
     As a Delaware corporation, GVI is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 662/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
     GVI has represented to us in the Merger Agreement that its board of directors (at a meeting duly called and held) has (i) taken all actions necessary to exempt the Offer, the Merger, Merger Agreement and the Transactions from any “unfair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar statute or regulation, and (ii) taken all actions necessary so that no anti-takeover statute or regulation under the DGCL or other applicable laws of the State of Delaware is applicable to the execution, delivery or performance of the Merger Agreement, the completion of the Offer, the Merger and the other Transactions. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”
     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Appraisal Rights. No appraisal rights are available to GVI stockholders in connection with the Offer. However, if the Merger is completed, a stockholder of GVI who has not tendered his or her Shares in the Offer will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the “fair value” of, that stockholder’s Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (as of immediately before the Effective Time) required to be paid in cash to dissenting stockholders of GVI for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration. GVI’s stockholders should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to, and do not in any manner address, fair value under Section 262. Similarly, the absence of such an opinion does not necessarily suggest that the intrinsic value of the Shares is greater than the Offer Price. If any GVI stockholder who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, that holder’s Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A GVI stockholder may withdraw his or her demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal.
     The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.
16. Fees and Expenses
     We have retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
     As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

     Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
17. Miscellaneous
     We are making the Offer to all holders of Shares other than GVI. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
     Purchaser, Parent and the Sponsor have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to the Schedule TO. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under the paragraph titled “Available Information.” In addition, GVI has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 -“Certain Information Concerning GVI” and Section 9 - “Certain Information Concerning Purchaser, Parent and the Sponsors.”
     The Offer does not constitute a solicitation of proxies for any meeting of GVI’s stockholders. Any solicitation which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
     No person has been authorized to give any information or make any representation on behalf of Parent, Purchaser, the Sponsor, GenNx360 GP or GenNx360 not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Sponsor, GenNx360 GP, GenNx360, GVI or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
GenNx360 GVI Acquisition Corp.
November 3, 2009

SCHEDULE A
     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent and Purchaser. Unless otherwise indicated, the business address of each such person is c/o GenNx360 Management Company, LLC, 590 Madison Avenue, 27th Floor, New York, New York 10022, the phone number at such location is (212) 257-6776 and each such person is a citizen of the United States.

Name	Position	Employment History
Monty Yort	President of Parent and Purchaser	Monty Yort joined GenNx360 Capital Partners L.P. as a Managing Partner in 2009. Prior to joining GenNx360, Mr. Yort was a Managing Partner at SV Investment Partners (formerly known as Schroder Ventures US) and a Principal of Aurora Capital Group. From 1987 to 1993, Mr. Yort was an Associate with the Mergers and Acquisitions Group of Morgan Stanley’s Corporate Finance Department and a financial analyst for Salomon Brothers Inc.

Mr. Yort received his MBA from the UCLA Anderson School of Management and a BA degree from the University of California, Los Angeles.

Mr. Matthew Guenther	Director and Vice President of Parent and Purchaser	Matthew Guenther joined GenNx360 Capital Partners L.P. in 2007 as a Principal following 8 years at Walden Capital Partners LP. Prior to Walden, Mr. Guenther was at KPMG Consulting in their strategic/financial planning and analysis department. Matthew began his career at AT&T where he worked in various sales, marketing and finance positions. Mr. Guenther is currently a principal at GenNx360 Capital Partners L.P.

Mr. Guenther earned a B.A. in History from Union College and an M.B.A. in Finance and International Business from Columbia Business School.

Rena Clark	Director and Secretary of Parent and Purchaser	Rena Clark joined GenNx360 Capital Partners L.P. in 2007 as a Principal following over 17 years of general management and entrepreneurial experience.

Name	Position	Employment History
Prior to joining to GenNx, Ms. Clark led a distressed commercial printing company’s turnaround; the firm was eventually divested to a strategic acquirer. In addition, she was responsible for creating a profitable standalone operating company from a former division of a large international corporation in the specialty chemicals industry.

Ms. Clark also served as vice president for the Kraft Sports Group and the New England Patriots where she oversaw all corporate giving activities and strategic community initiatives. In addition, she served as the director and chief operating officer for Harvard Business School’s MBA Program with responsibility for admissions, financial aid and all student services. Earlier in her career, she gained management consulting experience while working at Bain & Co. and held positions in manufacturing operations at GE.

Ms. Clark earned a B.S. in mechanical engineering with honors from Lamar University and an M.B.A. from Harvard Business School.
     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each partner of the Sponsor, GenNx360 GP and GenNx360. Unless otherwise indicated, the business address of each such person is 590 Madison Avenue, 27th Floor, New York, New York 10022, the phone number at such location is (212) 257-6776 and each such person is a citizen of the United States.

Name	Position	Employment History
Ronald Blaylock	Managing Partner of the Sponsor; Managing Member of GenNx360 GP and GenNx360	Ronald Blaylock is a founding partner of GenNx360 Capital Partners L.P, which he helped form in January 2006. Prior to launching GenNx360 Capital Partners L.P, Mr. Blaylock founded and managed Blaylock & Company, one of the top minority-owned investment banking firms in the country. Blaylock & Co. participated in transactions for a diverse, blue-chip roster of clients that

Name	Position	Employment History
included AT&T, Boeing, CIT, GE, Google, Time Warner, UPS, and Verizon, among other Fortune 500 companies. Prior to founding the investment banking firm in 1993, he held executive management positions with Paine Webber and CitiGroup.

Mr. Blaylock earned his M.B.A. in finance from New York University’s Stern School of Business and his B.S. in finance from Georgetown University.

Arthur Harper	Managing Partner of the Sponsor; Managing Member of GenNx360 GP and GenNx360	Arthur Harper is a founding partner of GenNx360 Capital Partners L.P., which he helped form in January 2006. Prior to that, he spent 21 years at GE. In his last corporate role, Mr. Harper was a senior vice president in GE and President & CEO of GE Equipment Services — a $6.5B global business. He was also a member of the GE Capital board and a member of GE’s Corporate Executive Council. Before joining GE in 1984, Mr. Harper spent the first 6 years of his career with Conoco, Inc. and DuPont in various sales and marketing roles.

Mr. Harper earned a B.S. in chemical engineering in 1978 from Stevens Institute of Technology in Hoboken, New Jersey.

James Shepard	Managing Partner of the Sponsor	James Shepard is a founding partner of GenNx360 Capital Partners L.P., which he helped form in January 2006 following a 27-year career with General Electric. Most recently, Mr. Shepard held the position of President and CEO of GE Infrastructure Sensing. Prior to that, Mr. Shepard was promoted to a GE Company officer as the Vice President and General Manager of GE Healthcare Service. Mr. Shepard has broad experience in commercial, industrial, medical, and defense industries. Over the past 10 years his organizations have spanned the globe with operations throughout Asia, Europe, North and

Name	Position	Employment History
South America as well as Australia.

Mr. Shepard received his B.S. in electrical engineering and computer science from Princeton University and then went on to the University of Pennsylvania to earn an M.S. in systems engineering.

Lloyd G. Trotter	Managing Partner of the Sponsor; Managing Member of GenNx360 GP and GenNx360	Lloyd G. Trotter joined GenNx360 Capital Partners L.P. as a Managing Partner in 2008 after a nearly 40-year career with GE capped by his being appointed a vice chairman of the company in August 2006.

As a vice chairman of GE and president and chief executive officer of GE Industrial, Mr. Trotter was responsible for a $28 billion business with nearly 80,000 employees worldwide. Prior to this role, Mr. Trotter was executive vice president of Operations. From 2004 to 2006 he served as president and chief executive officer of GE Consumer & Industrial, a role he assumed following the 2004 merger of GE’s Consumer Products, Industrial Systems, and Supply businesses. Mr. Trotter began his GE career in 1970 as a field service engineer.

Mr. Trotter graduated from Cleveland State University with a bachelor’s degree in Business Administration, and in 2001 the school awarded him an honorary doctorate degree. He has also been awarded an honorary doctorate degree from the school of business at North Carolina A&T.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of GVI or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Continental Stock Transfer & Trust Company
Continental Stock Transfer & Trust Company
Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile:	Confirm Facsimile Transmission:
(For Eligible Institutions Only)
(212) 616-7610	(212) 509-4000 (ext. 536)
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT
CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
     Any questions or requests for assistance may be directed to the Information Agent at the telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com